UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Ingredion Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5 Westbrook Corporate Center, Westchester, Illinois 60154

April 8, 2020

Dear fellow stockholders:

It is my pleasure to invite you to Ingredion Incorporated’s 2020 Annual Meeting of Stockholders. This year’s meeting will be held on Wednesday, May 20, 2020, at 9:00 a.m., local time. Due to the coronavirus (COVID-19) outbreak and the protocols being imposed in response to the outbreak by federal, state and local governments, and in the interest of the health and well-being of our employees, stockholders and other meeting participants, we have made the decision that this year’s annual meeting will be virtual only. The annual meeting will be conducted via the Internet and can be accessed by visiting www.virtualshareholdermeeting.com/INGR2020, where you will be able to listen to the meeting live, submit questions and vote online. The decision to have a virtual annual meeting this year does not represent a change in our stockholder engagement philosophy, and we currently expect to return to an in-person meeting next year. The annual meeting will be held solely to vote on each of the matters described in the accompanying proxy statement.

As in previous years, we will furnish proxy materials to our stockholders primarily through the Internet. On April 8, 2020, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials. This notice contains instructions on how to access our proxy statement and 2019 Annual Report to Stockholders and how to submit your proxy or voting instructions online. The proxy statement contains instructions on how you can request a paper or e-mail copy of the proxy statement and annual report, if you received only a notice by mail, and how you can elect to receive your proxy statement and annual report by e-mail if you received them by mail this year. Stockholders who have previously elected delivery of our proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically. Stockholders who have previously elected to receive a paper copy of our proxy materials will receive a full paper set of these materials by mail.

Your vote is important, whether or not you plan to attend the annual meeting via the Internet, and we encourage you to vote promptly. You may submit your proxy or voting instructions on the Internet or via a toll-free telephone number. Alternatively, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of submitting your proxy or voting instructions are contained in the proxy statement and the proxy card. Note also that if you hold your shares through a bank, broker or other holder of record, you may submit your voting instructions in accordance with your voting instruction form or notice provided by the record holder.

Thank you for your support and continued interest in Ingredion.

Sincerely,

James P. Zallie

President and Chief Executive Officer

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2020 Annual Meeting of Stockholders of Ingredion Incorporated (the “Company”) will be held virtually via the Internet and can be accessed by visiting www.virtualshareholdermeeting.com/INGR2020, where you will be able to listen to the meeting live, submit questions and vote online. The meeting will be held on Wednesday, May 20, 2020, at 9:00 a.m., local time, for the following purposes:

•

to elect to the Board of Directors the 11 director nominees who are named in the accompanying proxy statement, all of whom are directors whose terms as directors are expiring at the annual meeting, to serve as directors for a term of one year;

•	to approve, by advisory vote, the compensation of the Company’s “named executive officers” as disclosed in the accompanying proxy statement;

•	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020; and

•	to transact other business, if any, that is properly brought before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 26, 2020, which is the record date for the annual meeting, will be entitled to vote at the meeting and at any adjournment or postponement of the meeting.

Due to the coronavirus (COVID-19) outbreak and the protocols being imposed in response to the outbreak by federal, state and local governments, and in the interest of the health and well-being of our employees, stockholders and other meeting participants, we have made the decision that this year’s annual meeting will be virtual only. The annual meeting will be conducted via the Internet, and you will not be able to attend the annual meeting in person. Attendance at the virtual meeting will be limited to stockholders of record, beneficial owners of shares with specified proof of ownership, and invited guests from the media and financial community. A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the Company’s offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154. In addition, the list will be available to any stockholder for examination online during the annual meeting. To access the list during the annual meeting, please visit www.virtualshareholdermeeting.com/INGR2020 and enter the 16-digit control number contained on your notice of availability, e-mail notification, voting instruction form or proxy card.

The proxy statement and our annual report to stockholders and the proxy are first being made available to stockholders on or about April 8, 2020.

Your vote is important. Whether or not you expect to attend the annual meeting via the Internet, please ensure that your vote will be counted by submitting your proxy or voting instructions on the Internet or by using the toll-free telephone number, as described in the accompanying materials. Alternatively, if you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you hold your shares through a bank, broker or other holder of record, you may submit your voting instructions in accordance with your voting instruction form or notice provided by the record holder.

By order of the Board of Directors,

Michael N. Levy

Assistant Secretary

April 8, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2020

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

ATTENDING THE 2020 ANNUAL MEETING VIA THE INTERNET

Only stockholders who owned Ingredion common stock as of the close of business on March 26, 2020, which is the record date for the annual meeting, will be entitled to attend the meeting via the Internet. You will be able to access the meeting at www.virtualshareholdermeeting.com/INGR2020 using a 16-digit control number.

•	If you received in the mail a notice of availability of the proxy materials electronically on the Internet, your 16-digit control number will be contained on your notice.

•

If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, your 16-digit control number will be included contained on your e-mail notification.

•

If your Ingredion shares are held in a bank or brokerage account, your 16-digit control number will be contained on the voting instruction form provided by your bank or broker. If you do not receive a voting instruction form with this control number, please contact your bank or broker.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, your 16-digit control number will be contained on your proxy card.

We encourage you to access the virtual annual meeting before the start time of 9:00 a.m., local time, on May 20, 2020. Please allow ample time for online check-in, which will begin at 8:45 a.m., local time, on May 20, 2020.

The decision to have a virtual annual meeting this year due to the coronavirus (COVID-19) outbreak does not represent a change in our stockholder engagement philosophy, and we currently expect to return to an in-person meeting next year.

General Information	1
Proposal 1. Election of Directors	9
The Board and Committees	20
Director Ownership Guidelines	27
Director Compensation	27
Security Ownership of Certain Beneficial Owners and Management	30
Executive Compensation	32
Compensation Discussion and Analysis	32
Fiscal 2019 Summary Compensation Table	46
Grants of Plan-Based Awards in Fiscal 2019	49
Outstanding Equity Awards at 2019 Fiscal Year-End	50
Option Exercises and Stock Vested in Fiscal 2019	51
Pension Benefits in Fiscal 2019	52
Nonqualified Deferred Compensation in Fiscal 2019	53
Potential Payments upon Termination	54
Risk Arising from Compensation Policies and Practices	58
Hedging Related Policies for Employees, Officers and Directors	58
Pay Ratio Disclosure	58
Compensation Committee Report	59
Compensation Committee Interlocks and Insider Participation	59
Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers	59
Equity Compensation Plan Information as of December 31, 2019	61
Review and Approval of Transactions with Related Persons	61
2019 and 2018 Audit Firm Fee Summary	63
Audit Committee Report	63
Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm	64
Other Matters	64
Other Information	64
Appendix A—Reconciliation of Adjusted Diluted Earnings Per Share to Diluted Earnings Per Share Determined in Accordance with Generally Accepted Accounting Principles	A-1

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

PROXY STATEMENT

General Information

In this proxy statement we refer to Ingredion Incorporated as “Ingredion,” the “company,” the “Company,” “we,” or “us.”

Why am I receiving these materials?

The Board of Directors of Ingredion Incorporated (the “Board of Directors” or the “board”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (the “annual meeting”) to be held on Wednesday, May 20, 2020, and at any adjournment or postponement of the annual meeting. When we ask you for your proxy, we must provide you with a proxy statement and an annual report to stockholders that contain certain information specified by law. Our Board of Directors has made these materials available to most of our stockholders on the Internet or, if you have previously requested to receive paper copies or you are a participant in one of the Ingredion Incorporated Retirement Savings Plans, has delivered paper copies of these materials to you by mail, in connection with the board’s solicitation of proxies for use at our 2020 annual meeting. Our stockholders are invited to attend the annual meeting via the Internet, and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	this proxy statement for the annual meeting, and

•	our 2019 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received paper copies of these materials by mail, these materials also include the proxy card for the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As in previous years, we are furnishing proxy materials to our stockholders primarily through the Internet. We are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (“notice of availability”) instead of a paper copy of the proxy materials. All stockholders receiving the notice of availability will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of availability. In addition, this proxy statement contains instructions on how stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis.

Why didn’t I receive a notice about the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and our stockholders who are participants in the Ingredion Incorporated Retirement Savings Plans, with paper copies of the proxy materials instead of a notice of availability of the proxy materials.

How can I access the proxy materials over the Internet?

Your notice of availability of the proxy materials, proxy card or voting instruction form contains instructions on how to view our proxy materials for the annual meeting on the Internet.

Our proxy materials are also available on our investor relations website at https://ir.ingredionincorporated.com/financial-information/sec-filings. If you received your proxy materials in the mail, you can instruct us on the website to send our future proxy materials to you electronically by e-mail. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in their notices. All stockholders who do not receive the notice of availability and have not elected to receive proxy materials by e-mail will receive a paper copy of the proxy materials by mail.

What will the stockholders vote on at the annual meeting?

The stockholders will vote on three proposals:

•

in accordance with Proposal 1, election to the board of the 11 director nominees who are named in this proxy statement, all of whom are directors whose terms as directors are expiring at the annual meeting, to serve as directors for a term of one year,

•	in accordance with Proposal 2, approval, by advisory vote, of the compensation of the Company’s “named executive officers” as disclosed in this proxy statement, and

•	in accordance with Proposal 3, ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Will there be any other items of business on the agenda?

We do not expect any other items on the agenda because the deadlines for stockholder proposals and notices to present business at the annual meeting, including, without limitation, director nominations, have already passed. Nonetheless, in case there is an unforeseen matter or item of business to be presented or acted upon at the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote the proxy as to such matters or items of business in accordance with their best judgment.

Who is entitled to vote?

Only stockholders as of the close of business on March 26, 2020, which is the record date for the annual meeting fixed by the Board of Directors (the “record date”), may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as a stockholder of record,

•	held in your account with a bank, broker or other holder of record, or

•	attributed to your account(s) in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans or the Company’s automatic dividend reinvestment plan.

What constitutes a quorum for the annual meeting?

The holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote and present or represented by proxy at the annual meeting will constitute a quorum for the annual meeting. As of the record date, 67,038,606 shares of our common stock were issued and outstanding.

How many votes are required for the approval of each proposal and what is the effect of abstentions and broker non-votes?

•

Proposal 1 — Election of Directors. Under our bylaws, in uncontested elections, directors are elected by the holders of a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected. In an uncontested election, if any nominee for director does not receive a majority of votes cast “for” his or her election, the nominee will be required to promptly tender his or her offer of resignation to the board. Our Corporate Governance and Nominating Committee will recommend to the board whether to accept or reject the tendered offer of resignation. Our board will act on the committee’s recommendation and publicly disclose its decision generally within 90 days from the date of the certification of the election results. Any director who tenders his or her offer of resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered offer of resignation. If all of the members of the Corporate Governance and Nominating Committee have tendered their offers of resignation, then the board shall act on the offers of resignation. Any vacancies on our board may be filled by a majority of the directors then in office. A vote to “abstain” on the approval of any nominee will not count as a vote cast and therefore will result in a nominee receiving fewer votes, but will not count as votes against a nominee.

•

Proposal 2 — Approval of Named Executive Officer Compensation. The favorable vote of the holders of a majority of the shares present or represented at the meeting and entitled to vote is required to approve the compensation of the Company’s “named executive officers” as disclosed in this proxy statement. A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal. Because your vote is advisory, it will not be binding on the board or the Company. The board and the Compensation Committee, however, will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm. The favorable vote of the holders of a majority of the shares present or represented at the meeting and entitled to vote is required to approve the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2020. A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but it will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that it would be in the Company’s and our stockholders’ best interests.

Broker non-votes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the advisory vote on the compensation of the Company’s “named executive officers,” the broker may not vote your shares unless it has received your specific instructions. For the vote to ratify the appointment of our independent registered public accounting firm, the broker may vote your shares in its discretion even though you have not provided specific instructions. Accordingly, there are not expected to be any broker non-votes with respect to Proposal 3. For other proposals, none of which are anticipated, the broker may not vote your shares. When the broker may not vote your shares, it is called a “broker non-vote.”

Broker non-votes will be counted for purposes of establishing a quorum but will have no effect on the outcome of the vote on the election of directors or the advisory vote on the compensation of the Company’s “named executive officers” as disclosed in this proxy statement.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors unanimously recommends that you vote your shares:

•	“FOR” the election of each of the board’s director nominees, as described in Proposal 1,

•	“FOR” approval of the compensation of the Company’s “named executive officers” as disclosed in this proxy statement, as described in Proposal 2, and

•	“FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2020, as described in Proposal 3.

How do I submit proxy or voting instructions if I will not vote at the annual meeting?

If you are a stockholder of record or are holding a proxy for a stockholder of record, you may vote via the Internet at the annual meeting. If you do not wish to vote via the Internet at the annual meeting, you may vote by proxy. Before the annual meeting, you may submit your proxy or voting instructions by proxy on the Internet by following the instructions provided in the notice of availability of the proxy materials, or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability.

If you received paper copies of the proxy materials by mail, you may submit your proxy or voting instructions on the Internet, by telephone or by mail by following the instructions on the enclosed proxy card.

You can utilize these methods to submit your proxy or voting instructions before the annual meeting:

By the Internet. You may submit your proxy or voting instructions online at www.proxyvote.com by following the instructions provided in the notice of availability of the proxy materials or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability, or, if you received these materials by mail, by following the instructions in the enclosed proxy card. You will need your 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to submit your instructions. Submitting proxy or voting instructions on the Internet has the same effect as submitting such instructions by mail or telephone. You may submit your proxy or voting instructions on the Internet until 11:59 p.m. Eastern Time on May 19, 2020.

By telephone. You may submit your proxy or voting instructions by telephone at 1-800-690-6903. You will need the 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to vote by telephone. Submitting proxy or voting instructions by telephone has the same effect as submitting such instructions by mail or the Internet. You may submit your proxy or voting instructions by telephone until 11:59 p.m. Eastern Time on May 19, 2020.

By mail. If you received a paper copy of the proxy materials, you may submit your proxy or voting instructions by signing and dating each proxy card you received and returning each of them to us in the prepaid envelope provided. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer, agent or partner of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor.

May I revoke my proxy or voting instructions before my shares are voted at the annual meeting?

Yes, you may revoke your proxy or voting instructions before your shares are voted at the annual meeting. You may submit your proxy or voting instructions again at a later date on the Internet or by telephone or by signing and returning a new proxy card with a later date, or you may attend the meeting via the Internet and vote during the meeting. Only your latest Internet, telephone or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Corporate Secretary in writing or (2) delivering a later-dated proxy on the Internet or by telephone or in writing. However, your attendance at the annual meeting via the Internet will not automatically revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154.

How do I submit voting instructions for shares that are held by my bank, broker or other holder of record?

If you have shares held of record by a bank, broker or other holder of record, you may instruct your bank, broker or other holder of record to vote your shares by following instructions that the bank, broker or other holder of record provides for you. Most banks and brokers permit beneficial owners of shares to submit voting instructions on the Internet, by telephone and by mail.

How do I vote at the annual meeting via the Internet?

The annual meeting will be conducted solely via the Internet. Due to the coronavirus (COVID-19) outbreak, you will not be able to attend this year’s annual meeting in person. If you are a stockholder of record, you may vote your shares through the online voting platform at the meeting. If you are the beneficial owner of shares, and hold the shares in street name, you also may vote the shares you beneficially own through the online voting platform under a legal proxy from your bank, brokerage firm or other nominee and are not required to take any additional action to obtain a legal proxy. Whether you hold your shares of record or in street name, please follow the instructions at www.virtualshareholdermeeting.com/INGR2020 in order to vote your shares via the Internet during the meeting. You will need the 16-digit control number contained on your notice of availability, e-mail notification, voting instruction form or proxy card.

Whether you hold your shares of record or in street name, and even if you plan to attend the meeting virtually via the Internet, we encourage you to submit proxy or voting instructions before the meeting on the Internet, by telephone or by mail.

How will the proxies be voted?

The shares represented by valid proxies received by Internet, by telephone or by mail will be voted in the manner specified in such proxies. If you fail to indicate your voting preferences, the persons named in the proxy will vote on your behalf for election of the nominees for director listed below, for approval of the compensation of the Company’s “named executive officers” as disclosed in this proxy statement and for ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Should any matter not described above be properly presented at the meeting, each of the persons named in the proxy will vote on such matter in accordance with his best judgment.

How do I vote my shares in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans?

You may instruct the plan trustee on how to vote your shares in the Ingredion Incorporated Stock Fund on the Internet, by telephone or by mail as described above. You must provide your instruction on the Internet or by telephone no later than 11:59 p.m. Eastern Time on May 15, 2020, or by mail received no later than 11:59 p.m. Eastern Time on May 15, 2020, in order to have your shares in the Ingredion Incorporated Stock Fund voted at the annual meeting.

How many shares in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans may I vote?

You may vote all the shares allocated to your account on the record date.

What happens if I do not instruct the plan trustee to vote my Retirement Savings Plans shares?

Your shares will not be voted. The plan trustee will not vote shares held in the Retirement Savings Plans as to which it does not receive timely directions.

What does it mean if I receive more than one notice of availability or proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, if you submit proxy or voting instructions on the Internet or by telephone, you will need to submit such instructions once for each notice of availability, proxy card and voting instruction form you receive. To ensure that all your shares are voted if you received more than one proxy card, sign, date and return each card or submit voting instructions once for each card on the Internet or by telephone.

Who tabulates the votes?

The votes are tabulated by an independent inspector of election.

Is my vote confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by any independent tabulation agents, the independent inspector of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What should I do if I want to attend the annual meeting?

The annual meeting will be conducted solely via the Internet. Due to the coronavirus (COVID-19) outbreak, you will not be able to attend this year’s annual meeting in person. Whether you hold your shares of record or you hold your shares in street name as a beneficial owner, you may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/INGR2020. To access the annual meeting via the Internet, you will need the 16-digit control number contained on your notice of availability, e-mail notification, voting instruction form or proxy card. We encourage you to access the annual meeting before the start time of 9:00 a.m., local time, on May 20, 2020. Please allow ample time for online check-in, which will begin at 8:45 a.m., local time, on May 20, 2020.

We currently expect to return to an in-person meeting next year.

How do I contact the Board of Directors?

Interested parties may communicate directly with any member of the Board of Directors, including the Chairman of the Board, or the non-management directors or the independent directors, as a group, or any individual director, by writing in care of:

Corporate Secretary

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

The Corporate Secretary will collect all such communications and organize them by subject matter. All such communications will be promptly forwarded to the appropriate board committee chairman according to the subject matter of the communication, except for solicitations or other matters inappropriate for the recipient or otherwise unrelated to the Company. Communications addressed directly to the Chairman of the Board, the non-management directors or the independent directors, as a group, or any individual director will be forwarded in the same manner to the Chairman of the Board, each non-management member of the board, each independent member of the board or the individual director, as the case may be.

Who is paying the costs of this proxy solicitation?

Ingredion is paying the costs of the solicitation of proxies. We have retained Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $8,000 plus reimbursement of certain out-of-pocket expenses. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the notice of availability to beneficial owners,

•	forwarding paper proxy materials by mail to beneficial owners, and

•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by the Internet and mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally, by e-mail or by telephone.

How do I submit a stockholder proposal for the 2021 annual meeting?

Proposals for Inclusion in Next Year’s Proxy Statement. Our 2021 annual meeting is scheduled to be held on Wednesday, May 19, 2021. If a stockholder intends to present a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the 2021 annual meeting and wishes to have the proposal included in the Company’s proxy statement for the 2021 annual meeting, he or she must submit the proposal in writing so that we receive it by December 7, 2020, unless the date of our 2021 annual meeting is more than thirty days before or after May 19, 2021, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2021 annual meeting. Proposals should be addressed to our Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”).

Pursuant to our bylaws, stockholders may submit director nominees to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2021 annual meeting must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than one hundred twenty nor more than one hundred fifty days prior to the anniversary of the date that the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first.

Other Proposals for Consideration at the 2021 Annual Meeting. In addition, our bylaws provide that any stockholder wishing to present any other business or nominate directors for election at the annual meeting without including such matters in the Company’s proxy materials must give the Company written notice not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first. That notice must provide certain other information as described in our bylaws.

There are other procedural requirements in our bylaws pertaining to stockholder nominations and proposals. A copy of the bylaws is available online in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights. Any stockholder may also receive a current copy of our bylaws, without charge, by writing to our Corporate Secretary.

I share an address with another stockholder and received one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC’s rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings with respect to holders who want to receive paper materials. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. This procedure saves printing and postage costs by reducing duplicative mailings. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Please also keep in mind that this proxy statement and the accompanying 2019 Annual Report to Stockholders will be published and available for viewing and copying in the “SEC Filings” section of our investor relations website at https://ir.ingredionincorporated.com/financial-information/sec-filings, in addition to being available at the site stated in the notice of availability.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact Broadridge Financial Solutions at the above telephone number or address.

Stockholders who participate in householding and request to receive paper copies of the proxy materials will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proposal 1. Election of Directors

In this Proposal 1, the Board of Directors is asking stockholders to elect to the Board of Directors the 11 director nominees who are named in this proxy statement.

The terms of all 11 of our incumbent directors are expiring at the 2020 annual meeting. All of these directors have been nominated for re-election as directors, with each nominee to hold office for a one-year term expiring at our 2021 annual meeting. Each director who is elected by our stockholders will hold office until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal. All of the nominees standing for election are listed on pages 9 to 19, with brief biographies.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees cannot be a candidate for election at the annual meeting, the proxies will be voted for substitute nominees designated by the board unless the board chooses to reduce the number of authorized directors.

LUIS ARANGUREN-TRELLEZ

Age — 58

Director since May 2003

Member of the Corporate Governance and Nominating Committee

Executive President of Arancia, S.A. de C.V.

Mr. Aranguren-Trellez has been the Executive President and a director of Arancia, S.A. de C.V. since September 5, 2011, and he has served as the Executive President and a director of Arancia Industrial, S.A. de C.V. since June 1, 2000. These are holding companies with interests in the food and enzyme industries, the rental of special textile to the hospital sector and food service and logistics, as well as energy efficiency and smart meters businesses. Arancia and Arancia Industrial are Mexican companies that are owned by Mr. Aranguren-Trellez and his brothers. Arancia Industrial was the former joint venture partner with the Company in corn wet milling and refining operations in Mexico. Previously, Mr. Aranguren-Trellez served as Operations Director of CPIngredientes, S.A. de C.V., Ingredion’s Mexican subsidiary, from 1996 until 2000, and had served in various other management positions with that company and its predecessors since 1989. Mr. Aranguren-Trellez is a director of PFS de Mexico, S.A. de C.V., a privately held Mexican company in the food service and logistics area previously controlled by Arancia and now a joint venture with Sysco Corporation. Mr. Aranguren-Trellez is also a member of the Regional Consulting Board of Telefonos de Mexico, S.A. de C.V., as well as of Banco Nacional de Mexico, S.A., the Citicorp Mexican bank subsidiary. He holds a Bachelor’s degree in chemical engineering from the University of Notre Dame and a Master of Business Administration degree from Harvard Business School.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Aranguren-Trellez should serve as a director of the Company include currently serving as Chief Executive Officer of significant privately held companies, operating and manufacturing experience and general management experience, including living and working outside the U.S., and service as a director on several privately held company boards and on several not-for-profit boards.

DAVID B. FISCHER

Age — 57

Director since May 2013

Member of the Audit Committee

Former President and Chief Executive Officer of Greif, Inc.

Mr. Fischer served as Chief Executive Officer and a director of Greif, Inc. from November 1, 2011, to October 31, 2015, and as President of Greif, Inc. from October 2007 to October 31, 2015. Greif, Inc. is a manufacturer and provider of industrial packaging and services including steel, fiber, flexible, corrugated, intermediate bulk, reconditioned and multiwall containers and containerboard, and filling, packaging, industrial packaging reconditioning and land management consulting services for a wide range of industries. From 2007 to October 2011, Mr. Fischer also served as Chief Operating Officer of Greif, Inc. From 2004 to 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services-Americas, which also included responsibility for Africa. He assumed additional responsibility for Australia and Asia in 2005 and 2006, respectively. Mr. Fischer serves as a director of Balchem Corporation, a manufacturer of performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries, and DoMedia Inc., a privately held technology company that operates a market for out-of-home advertising sales. Mr. Fischer is also chairman of the board and co-founder of 10x Engineered Materials LLC, a privately held materials science based company which manufactures high tech industrial abrasives. He is also a past director of two not-for-profit entities: Habitat for Humanity International and The Ohio State University Wexner Medical Center. Mr. Fischer holds a Bachelor’s degree in chemistry from Purdue University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Fischer should serve as a director of the Company include serving as the Chief Executive Officer of a public company, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S. and while based in Switzerland, and service as a director on the boards of two public companies in addition to Ingredion, the board of a privately held company and on two not-for-profit boards.

PAUL HANRAHAN

Age — 62

Director since March 2006

Member of the Audit Committee

Former Chief Executive Officer of Globeleq Advisors Limited

Mr. Hanrahan served as the Chief Executive Officer of Globeleq Advisors Limited, a leading independent power producer operating and developing power projects in Africa, from September 18, 2017, to December 31, 2019, when he assumed a board position as a nonexecutive director. Prior thereto, Mr. Hanrahan served as the Chief Executive Officer of American Capital Energy & Infrastructure Management, LLC, an investment company formed to raise, invest and manage funds in the energy and infrastructure industries, from September 2012 to December 16, 2016. He left American Capital Energy & Infrastructure Management, LLC after all its assets were sold as part of its acquisition by Ares Capital Corporation of American Capital, Ltd., a sponsor investor in American Capital Energy & Infrastructure Management, LLC. Mr. Hanrahan served as the President and Chief Executive Officer of The AES Corporation, one of the world’s leading independent power producers, from June 2002 to September 2011. He was Executive Vice President and Chief Operating Officer of The AES Corporation and President and Chief Executive Officer of AES China Generating Co., Ltd., a public company formerly listed on NASDAQ, from 1993 to June 2002. Mr. Hanrahan served as a director of The AES Corporation from June 2002 to September 2011. He also previously served on the boards of other major publicly listed utilities in Brazil, Chile and Venezuela. In 2009 Mr. Hanrahan was appointed by the White House to serve on the U.S.-India CEO forum. Mr. Hanrahan is a director of AquaVenture Holdings Limited, a global provider of water services. He is also a director of BMR Energy, a renewable energy company. He served as a director of Arch Coal, Inc., a global coal producer and marketer, from June 2012 to October 2016. He previously served as a director of Azura Power Holdings, Ltd, an electric power generation company in Nigeria, and GreatPoint Energy, Inc., a producer of clean, low-cost natural gas from coal, petroleum coke and biomass. Mr. Hanrahan holds a Bachelor of Science degree in mechanical engineering from the U.S. Naval Academy and a Master of Business Administration degree from Harvard Business School.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Hanrahan should serve as a director of the Company include formerly serving as the Chief Executive Officer of a public company and a privately held company, accounting and financial experience, operating and manufacturing, sales and marketing and general management experience, including living and working outside the U.S., service as a director on the boards of three public companies in addition to Ingredion and on the boards of two privately held companies and service as the lead director of Ingredion and one other public company.

RHONDA L. JORDAN

Age — 62

Director since November 2013

Chairman of the Compensation Committee

Former President, Global Health & Wellness, and Sustainability of Kraft Foods Inc.

Ms. Jordan served as President, Global Health & Wellness, and Sustainability of Kraft Foods Inc., one of the largest consumer packaged food and beverage companies in North America and one of the largest worldwide among publicly traded consumer packaged food and beverage companies, from September 2009 to March 2012, and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for that company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in September 2009, Ms. Jordan was the President of the Cheese and Dairy business unit of Kraft from January 2008 to September 2009. From 2006 to January 2008 she served as the President of the Grocery business unit of Kraft, and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft Cheese and Dairy. Ms. Jordan is a director of Colfax Corporation, a diversified global manufacturing and engineering company that provides fabrication technology products and services through its ESAB division and orthopedic medical devices that address injury prevention through surgical intervention and rehabilitation through its DJO division; Bush Brothers & Company, a significant, privately held branded vegetable processor; G&L Holdings, a large, privately held food ingredient and branded food product company in the U.S.; and I and Love and You, a privately held branded manufacturer of grain-free food and healthy chews and treats for pets. She also serves as a director of IES Abroad, a not-for-profit company providing study abroad programs for a consortium of U.S. colleges and universities. She holds a Bachelor of Arts degree in arts management from Northwestern University and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Jordan should serve as a director of the Company include her 25 years of operating, general management and marketing experience within a large, publicly held, global corporation where she most recently served as President, Global Health & Wellness, and Sustainability, and her service as a director, chairman of the compensation committee and a member of the nominating and corporate governance committee of a public company, as a director and chairman of the compensation committee of a significant, privately held company and as a director of a small privately held company.

GREGORY B. KENNY

Age — 67

Director since March 2005

Chairman of the Board of Directors and Chairman of the Corporate Governance and Nominating Committee

Former President and Chief Executive Officer of General Cable Corporation

Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation from August 2001 to June 30, 2015, and a director of General Cable Corporation from 1997 to June 30, 2015. General Cable Corporation, now part of Prysmian Cables & Systems, is a manufacturer of aluminum, copper and fiber-optic wire and cable products. From 1999 to 2001 he served as President and Chief Operating Officer of General Cable Corporation; from 1997 to 1999 he served as Executive Vice President and Chief Operating Officer; from 1994 to 1997 he served as Executive Vice President, Sales and Marketing; and from 1992 to 1994 he served as President, Consumer Products Group. Mr. Kenny is the non-executive chairman of Cardinal Health, Inc., a Fortune 15 company that improves the cost-effectiveness of healthcare, and a director of AK Steel Holding Corporation, an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly owned subsidiary, AK Steel Corporation. Previously, Mr. Kenny served as a director of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, IDEX Corporation and numerous professional and not-for-profit organizations including an ESOP, Xtek. Mr. Kenny holds a Bachelor of Science degree in business administration from Georgetown University, a Master of Business Administration degree from George Washington University and a Master of Public Administration degree from Harvard University. Mr. Kenny is a member of Industry Week’s manufacturing hall of fame, class of 2013.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Kenny should serve as a director of the Company include serving as the Chief Executive Officer of a public company, accounting and financial, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while living and working outside the U.S., serving as Ingredion’s Chairman of the Board and previously as its lead director, service as a director on the boards of public companies other than Ingredion, including serving as the chairman and previously as the lead director of a Fortune 15 company, and service on the boards of numerous not-for-profit organizations.

BARBARA A. KLEIN

Age — 65

Director since March 2004

Member of the Compensation Committee

Former Senior Vice President and Chief Financial Officer of CDW Corporation

Ms. Klein served as the Senior Vice President and Chief Financial Officer of CDW Corporation, a direct marketer of multi-brand information technology products, from 2002 until she retired in May 2008. CDW was acquired by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners in October 2007. Previously, she served as the Vice President and Chief Financial Officer of Dean Foods Company, a food and beverage company, from 2000 to 2002 and was the Vice President and Corporate Controller of Ameritech Corporation, a telecommunications company, from 1996 to 2000. Ms. Klein is a director of Cabot Microelectronics Corporation, a leading supplier of consumable materials to semiconductor manufacturers and pipeline operators, and a director of a not-for-profit entity, the National Council on Compensation Insurance, Inc., the most experienced source of workers compensation insurance information, tools and services in the U.S. Ms. Klein is a member of The Chicago Network. She holds a Bachelor of Science degree in accounting and finance from Marquette University and a Master of Business Administration degree from Loyola University.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Klein should serve as a director of the Company include her over 30 years of service in corporate financial and accounting roles, serving as the Chief Financial Officer of two public companies, as the controller of a public company, as a financial executive at other companies in a number of industries and in various stages of development, including experience with acquisitions and divestitures, service as chairman of the audit committee of Ingredion as well as of a public company in addition to Ingredion and of a significant not-for-profit organization, her former licensure as a certified public accountant, and her qualification as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

VICTORIA J. REICH

Age — 62

Director since November 2013

Chairman of the Audit Committee

Former Senior Vice President and Chief Financial Officer of Essendant Inc.

Ms. Reich served as Senior Vice President and Chief Financial Officer of Essendant Inc., formerly, United Stationers Inc., a wholesale distributor of business products, from June 2007 to July 2011. Prior to that, Ms. Reich spent ten years with Brunswick Corporation, a manufacturer of recreation products, where she most recently was President of Brunswick European Group from 2003 to 2006. She served as Brunswick’s Senior Vice President and Chief Financial Officer from 2000 to 2003 and as Vice President and Controller from 1996 to 2000. Before joining Brunswick, Ms. Reich spent 17 years at General Electric Company, a diversified technology, media and financial services company, where she held various financial management positions. Ms. Reich is a director of H&R Block, Inc., a provider of tax preparation and related services, and a director of Ecolab Inc., a provider of water and hygiene services and technologies for the food, hospitality, industrial and energy markets. Ms. Reich also serves as a director of North Valley Hospital and North Valley Hospital Foundation, not-for-profit organizations. Ms. Reich holds a Bachelor of Science degree in applied mathematics and economics from Brown University.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Reich should serve as a director of the Company include her 32 years of service in corporate financial and accounting roles, serving as the Chief Financial Officer of two public companies and as a controller, her operating and general management experience, including responsibility for international operations while living and working outside the U.S., her service as chairman of the audit committee and a member of the finance committee of a public company and as chairman of the audit committee and a member of the governance committee of another public company, and her qualification as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

STEPHAN B. TANDA

Age — 54

Director since August 2019

Member of the Audit Committee

President and Chief Executive Officer of AptarGroup, Inc.

Mr. Tanda has served as President and Chief Executive Officer of AptarGroup, Inc., a NYSE-listed global leader in consumer dispensing, active packaging and drug delivery solutions, since February 1, 2017. Prior to that, Mr. Tanda served as an executive managing board director at Royal DSM NV, a leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets, and oversaw the global nutrition business as well as its pharma joint ventures and business interests in the Americas. Mr. Tanda’s career spans more than 25 years and includes living in seven countries while working in leadership roles for DuPont, a leading global manufacturer of chemicals, electronic and communication technologies, performance materials, coatings and color technologies, safety and protection materials, and agriculture and nutrition ingredients (including, without limitation, serving as President and Chief Executive Officer, The Solae Co., DuPont Nutrition and Health, and President, DuPont Protein Technologies, DuPont Nutrition and Health), Freudenberg Nonwovens Group, a privately held global manufacturer and pioneer in high performance technical textiles for a wide range of industries and applications, and Royal DSM NV. Over his career, Mr. Tanda has focused on developing local and global talent, building organizations and businesses while successfully delivering increased sales and profits, both via organic growth and via acquisitions. Mr. Tanda serves as a director of AptarGroup since he joined the Company in February 2017. He previously served as a director of Patheon NV, formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services, from March 2016 until the Company was sold to Thermo Fisher Scientific in August 2017, and Semperit AG Holding, a Vienna Stock Exchange-listed manufacturer of industrial rubber and plastic products, from April 2016 to February 2017. Mr. Tanda holds a Master of Business Administration from The Wharton School of the University of Pennsylvania and holds a degree in plastics engineering from the University of Leoben, Austria.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Tanda should serve as a director of the Company include currently serving as the President and Chief Executive Officer of a public company, operating, manufacturing and general management experience, including living and working outside the U.S., service as a director on the boards of two other public companies, and his qualification as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

JORGE A. URIBE

Age — 63

Director since July 2015

Member of the Compensation Committee

Former Global Productivity and Organization Transformation Officer of The Procter & Gamble Company

Mr. Uribe served as the Global Productivity and Organization Transformation Officer of The Procter & Gamble Company, the world’s largest maker of consumer packaged goods, from December 2012 to July 1, 2015. Prior to that, Mr. Uribe spent more than 33 years with Procter & Gamble, where he most recently was Group President, Latin America from July 2004 to November 2012. Prior to that Mr. Uribe was the Marketing and Sales Vice President for Latin America for three years and Vice President for Venezuela and the Andean Region for the previous two and one-half years. Before that he held a number of positions of increasing responsibility in Switzerland, Central America and the Caribbean, Cyprus, Malaysia, United Arab Emirates and the Gulf Countries, Saudi Arabia and Colombia. Mr. Uribe is a director of General Mills, Inc., a leading global food company, Grupo Argos, a Colombian multi-national holding company holding interests in cement, electricity, road and airport concessions and real estate, and Carvajal S.A., a Colombian multi-national manufacturer of packaging, paper products and education material and provider of technology and services. Mr. Uribe previously served as a director of United Way Worldwide, a not-for-profit, charitable organization. He holds a Bachelor’s degree in management engineering from Universidad Nacional de Colombia: Sede Medellin and a Master of Business Administration degree from Xavier University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Uribe should serve as a director of the Company include his more than 33 years of operating and general management experience and sales and marketing experience, including multi-regional and multi-country responsibility for international operations while living and working outside the U.S. within a larger, publicly held, global corporation, and his service as a director on the boards of two public companies in addition to Ingredion, on the board of a privately held company and on the board of a significant not-for-profit, charitable organization.

DWAYNE A. WILSON

Age — 61

Director since May 2010

Member of the Corporate Governance and Nominating Committee

Former Senior Vice President of Fluor Corporation

Mr. Wilson served as Senior Vice President of Fluor Corporation, reporting to the Chairman and CEO on key initiatives of strategic importance to the corporation, from June 23, 2014, to June 10, 2016. Fluor is one of the world’s largest publicly owned engineering, procurement, construction, maintenance and project management companies. Mr. Wilson previously served as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC, the managing and operating contractor of the U.S. Department of Energy’s Savannah River Site including the Savannah River National Laboratory, from October 1, 2011, to June 22, 2014. Fluor is one of the owners of Savannah River Nuclear Solutions. Mr. Wilson also served from February 2007 to September 2011 as Group President, Industrial of Fluor Corporation. Mr. Wilson previously served as President, Fluor Mining & Minerals from 2003 to 2007, President, Fluor Commercial and Industrial Institutional from 2002 to 2003, Vice President & Executive Director, Offices of the Chairman and Chief Operating Officer from 2001 to 2002 and in a variety of positions of increasing responsibility from 1980 to 2001. Mr. Wilson is a director of AK Steel Holding Corporation, an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly owned subsidiary, AK Steel Corporation. He is also a director of South Carolina Hospital Company, a not-for-profit entity. Mr. Wilson was a trustee of the Fluor Foundation and is a past director of the Urban League of Upstate South Carolina. He served as Chairman of the Engineering and Construction Contracting Association from 2002 to 2006. Mr. Wilson is also a National Association of Corporate Directors Fellow. Mr. Wilson holds a Bachelor of Science degree in civil engineering from Loyola Marymount University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Wilson should serve as a director of the Company include his more than 36 years of project management, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S. within a large publicly held corporation where he served as Group President of a significant international business unit and most recently served as Senior Vice President, his experience serving as President and Chief Executive Officer of the managing and operating contractor of a significant U.S. Department of Energy site, including a National Laboratory, and serving as a director of one public company in addition to Ingredion and serving as a director of a not-for-profit organization.

JAMES P. ZALLIE

Age — 58

Director since September 2017

President and Chief Executive Officer of the Company

Mr. Zallie has been President and Chief Executive Officer of the Company since January 1, 2018. Prior thereto he served as Executive Vice President, Global Specialties and President, Americas from January 1, 2016, to December 31, 2017. Mr. Zallie previously served as Executive Vice President, Global Specialties and President, North America and EMEA from January 6, 2014, to December 31, 2015. Prior to that Mr. Zallie served as Executive Vice President, Global Specialties and President, EMEA and Asia-Pacific from February 1, 2012, to January 5, 2014. Mr. Zallie previously served as Executive Vice President and President, Global Ingredient Solutions from October 1, 2010, to January 31, 2012. Prior thereto, Mr. Zallie served as President and Chief Executive Officer of the National Starch business from January 2007 to September 30, 2010. Mr. Zallie worked for National Starch for more than 27 years in various positions of increasing responsibility, first in technical, then marketing and then international business management positions. National Starch LLC was acquired by the Company in October 2010. Mr. Zallie also serves as a director of Northwestern Medicine North Region, a not-for-profit organization. Mr. Zallie served as a director of Innophos Holdings, Inc. from September 2014 to April 2018. Mr. Zallie earned a Bachelor’s degree in food science from Pennsylvania State University, and both a Master’s degree in food science and technology and a Master’s degree in finance from Rutgers University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Zallie should serve as a director of the Company include currently serving as the President and Chief Executive Officer of Ingredion, serving as the Chief Executive Officer of a large business unit of a large public company, operating and manufacturing, sales and marketing and general management experience, including living and working outside the U.S., and service as a director of a public company in addition to Ingredion and of a not-for-profit organization.

The Board of Directors unanimously recommends that you vote FOR the nominees for election as directors.

The Board and Committees

The business and affairs of the Company are conducted under the direction of its Board of Directors.

Under our certificate of incorporation the Board of Directors may have not fewer than seven or more than 17 members. The Board of Directors is currently comprised of 11 directors, 10 of whom are outside (non-employee) directors. The board has the authority under the Company’s bylaws to increase or decrease the size of the board and to fill vacancies. In connection with the appointment of Mr. Tanda to the board in August 2019, the number of authorized directors was increased to 11 from 10 directors. Mr. Tanda was identified to the board as a director candidate by a third-party search firm.

The experience, qualifications, attributes and skills the board considered in determining that the nominees standing for election should serve as directors are discussed above in their biographies. See the discussion under “Corporate Governance and Nominating Committee” for a description of the board’s criteria for selecting director nominees.

The Board of Directors has determined that each of the following 10 directors satisfies the definition of independent director under the Company’s Corporate Governance Principles, which incorporate the director independence standards established by the rules of the New York Stock Exchange (the “NYSE”) for board membership: L. Aranguren-Trellez, D. B. Fischer, P. Hanrahan, R. L. Jordan, G. B. Kenny, B. A. Klein, V. J. Reich, S. B. Tanda, J. A. Uribe and D. A. Wilson. In addition, the Board of Directors determined that the members of the Compensation Committee and the Audit Committee satisfied the additional independence requirements established by NYSE rules for membership on those committees. Under the rules of the NYSE, a director is not considered to be independent unless the Board of Directors has affirmatively determined that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, the NYSE rules stipulate that certain relationships preclude a director from being considered to be independent.

The board held 11 meetings in 2019. Each director attended at least 75 percent of the meetings of the board and the committees of the board on which he or she served during 2019 during the period of such service.

We encourage, but do not require, our directors to attend the annual meeting of stockholders. All of our directors attended our 2019 annual meeting of stockholders.

Non-management directors meet regularly in executive sessions without the presence of management. Executive sessions are held in conjunction with each regularly scheduled meeting of the board. “Non-management” directors are all those who are not company officers and may include directors who are not “independent” by virtue of the existence of a material relationship with the Company. At least annually the independent directors meet in executive session without the presence of management or any other directors. The Chairman of the Board presides over executive sessions of non-management directors.

The board does not impose term limits, as it believes term limits could unnecessarily interfere with the continuity, diversity, developed experience and knowledge and the long-term outlook the board must have. The Corporate Governance and Nominating Committee will consider a director’s tenure in making a recommendation to the board as to whether a director should be nominated for re-election. In making such recommendation the committee will consider such factors as effectiveness and productivity of the director, the need for retaining an experienced director and other factors identified during the board self-evaluation process.

Board policy requires non-employee directors to retire no later than the annual meeting following their 72nd birthday. Employee directors, including the Chief Executive Officer, are required to retire from the board upon their retirement or other cessation of service as an employee, unless the board determines otherwise in unusual circumstances. Board policy requires executive officers to retire at age 65.

The company’s Corporate Governance Principles; Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executives Involved in Financial Reporting; and Code of Conduct are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights.

Board Oversight of Risk Management Processes. The board regularly devotes time during its meetings to review and discuss the significant risks facing the Company and the steps that the Company takes to monitor, manage and mitigate such exposures. The full board directly discusses strategic, competitive, economic, geopolitical and political risks.

Significant risks (including, without limitation, risk factors) are identified in the Company’s disclosures in its Annual Report on Form 10-K and updates, if any, and forward-looking statements disclosures, and are prioritized by management and discussed with the board and the appropriate committees of the board in the exercise of their oversight roles. The board conducts a comprehensive annual review of the Company’s risk management processes with input from management and all relevant board committees, and the Chief Executive Officer and Chief Financial Officer report to the board quarterly on risk management matters.

Consistent with the NYSE’s corporate governance standards, the Audit Committee is the board committee with primary responsibility for oversight of the Company’s risk management profile and compliance with legal and regulatory requirements. The charter of the Audit Committee states that the responsibility of the committee with respect to risk assessment is to review policies with respect to risk assessment and risk management, to discuss the Company’s major risk exposures and the steps management has taken to monitor such exposure, and to review, on an annual basis, a report prepared by the General Counsel on litigation in which the Company is involved and to provide the report to the full board. In the exercise of that responsibility, the Audit Committee discusses with management the major financial, legal and regulatory compliance risk exposures facing the Company and the appropriate responses to such risks. The Audit Committee considers financial risk management policies and exposures relating to commodity prices including corn and energy, foreign exchange rates, interest rates and financial derivatives and reviews insurable risk management policies. The Audit Committee also reviews the Company’s capital structure, access to capital markets, liquidity, credit availability and related matters. Furthermore, the Audit Committee has oversight with respect to the status of corporate security, the security for the Company’s electronic data processing, information systems and the general security of the Company’s people and assets.

In addition to the Audit Committee, the other committees of the board consider risk in connection with their oversight of the matters within the scope of their charters. The Compensation Committee oversees human resource and labor matters as well as executive and director compensation issues and considers whether the Company’s compensation plans, policies and practices encourage excessive or inappropriate risk taking that would have a material adverse effect on the Company. Furthermore, the Compensation Committee considers the effect of the Company’s compensation and benefit programs in regard to the competitive risks faced by the Company. The Corporate Governance and Nominating Committee addresses potential risks that could result from the absence of independence or diversity on the board, potential conflicts of interest, environmental and quality matters and security and safety issues. Each committee provides regular reports on its reviews to the full board with respect to the risk assessment and risk management matters within the scope of its responsibilities.

Board Leadership. Board policy and the Company’s bylaws allow flexibility to separate or consolidate the positions of Chairman of the Board and Chief Executive Officer, as the Board, from time to time, may determine to be best for governance and effective Board and Company functioning. If the positions are consolidated, then the independent directors shall appoint a Lead Director on an annual basis for so long as the positions are consolidated. G.B. Kenny, one of our independent directors, has served as our non-executive Chairman of the Board since August 1, 2018. His three predecessors served as Chairman of the Board and Chief Executive Officer. The board evaluated the leadership structure that best meets the Company’s and stockholders’ needs based on the individuals available and circumstances as they existed following the previous Chief Executive

Officer’s retirement and determined that the appointment of Mr. Kenny as non-executive Chairman of the Board was advisable.

The board has adopted Corporate Governance Principles which are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights. These Corporate Governance Principles are designed to promote effective functioning of the board’s activities, to ensure that we conduct our business in accordance with the highest legal and ethical standards and to enhance shareholder value. We seek under our Corporate Governance Principles to ensure that strong, independent directors continue to effectively oversee our management and provide vigorous oversight of how we address key issues relating to strategy, risk and integrity.

Committees of the Board. The board currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a written charter adopted by the board. These charters are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights.

Audit Committee

Our Audit Committee is comprised entirely of independent directors, as “independent director” is defined under the rules of the NYSE, including the additional independence requirements under SEC rules specific to Audit Committee membership. Each of the members of the Audit Committee is “financially literate” as required by the rules of the NYSE. The board has determined that V. J. Reich, the Chairman of the committee, meets the legal requirements of an “audit committee financial expert” as defined under SEC rules.

The primary responsibilities of the Audit Committee are to:

•	assist the board in fulfilling its oversight responsibilities related to the financial reporting process and the systems of financial control,

•	act as a separately designated standing audit committee established in accordance with the Exchange Act,

•	select the Company’s independent auditors, who are accountable to and meet privately with this committee on a regular basis,

•	review the scope of the audit to be conducted by the independent auditors and the results of their audit,

•	oversee our financial reporting activities and that the accounting standards and principles are followed,

•

discuss with management the Company’s risk assessment and risk management practices, including risk relating to the Company’s financial statements, financial reporting processes and the guidelines, policies and processes for monitoring and managing such risks,

•	approve audit and non-audit services provided to the Company by the independent auditors,

•	review the organization, scope and independence of our internal audit function and our disclosure and internal controls, and

•	conduct ongoing reviews of potential related party transactions, including the review and approval of transactions with “related persons,” as defined under SEC rules.

Members of the Audit Committee are V. J. Reich (Chairman), D. B. Fischer, P. Hanrahan and, since his appointment to the board on August 19, 2019, S. B. Tanda. This committee held 10 meetings during 2019 and has furnished the report appearing on page 63.

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors, as “independent director” is defined under the rules of the NYSE, including the additional independence requirements specific to Compensation Committee membership.

The primary responsibilities of the Compensation Committee are to:

•	together with the other independent directors, discharge the board’s responsibilities relating to compensation of our Chief Executive Officer,

•

review and approve the compensation of executive officers of the Company, other than the Chief Executive Officer, employee benefit plans in which the executive officers participate and the compensation of outside directors,

•	meet with our Chief Executive Officer annually to review the performance of our executive officers including an in-depth review of our executive officers’ performance and our succession,

•

administer our executive compensation programs and assure that compensation programs are implemented according to our compensation philosophy as established by the Compensation Committee and that compensation actions are aligned with our business strategy, expected financial results and the interests of stockholders,

•	annually review the design of our compensation plans,

•	review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC,

•	prepare the Compensation Committee Report as required by the rules of the SEC,

•

review the results of the Company’s stockholders’ advisory vote on executive compensation, determine what, if any, actions or policy recommendations are warranted based on the advisory vote and other feedback from stockholders, and make recommendations on how frequently the Company should provide its stockholders with such an advisory vote,

•	review the performance of our executive officers and the developmental actions for the group of managers identified by management as high potential and therefore corporate monitored employees, and

•	administer our deferred compensation plan for our non-employee directors.

The Compensation Committee selected and directly retained the services of Pearl Meyer & Partners, LLC, an independent executive compensation consulting firm, as to its compensation decisions for 2019. Pearl Meyer & Partners did not provide any other services to the Company and worked with the Company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of Pearl Meyer & Partners pursuant to SEC and NYSE rules and concluded that no conflict of interest existed that would prevent Pearl Meyer & Partners from serving as an independent consultant to the committee. The work of Pearl Meyer & Partners in 2019 did not raise any conflicts of interest. Pearl Meyer & Partners generally attends meetings of the committee and also communicates with the committee outside of meetings. Our Compensation Committee has instructed the independent consultant to:

•	act independently of management and at the direction of the committee,

•	understand that their ongoing engagement will be determined by the committee,

•	keep the committee informed of trends and regulatory developments,

•	provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us, and

•	provide detailed comparative data regarding executive officer compensation.

Our Chief Executive Officer generally attends meetings of the Compensation Committee by invitation of the committee, except for meetings in which the Chief Executive Officer’s compensation is being considered.

In 2019, the Compensation Committee delegated authority to the Company’s Chief Executive Officer to award up to $2.5 million in off-cycle long-term incentive plan grants, which are intended to be used to recruit and retain new senior level talent for the Company. In 2019, this authority was used to grant a total of $1.63 million in off-cycle grants of restricted stock units.

The members of the Compensation Committee are R. L. Jordan (Chairman), B. A. Klein and J. A. Uribe. This committee held 5 meetings during 2019.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is comprised entirely of independent directors, as “independent director” is defined under the rules of the NYSE. The Corporate Governance and Nominating Committee reviews the composition of the board and the tenure of its members at least annually to help determine the number and experience of directors required. The primary responsibilities of the Corporate Governance and Nominating Committee are to:

•	recommend candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the board,

•	develop and regularly review corporate governance principles and related policies for approval by the board,

•

oversee the discharge of the board’s duties and responsibilities properly and efficiently and see that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance,

•	assess the size and composition of the board, including through developing and reviewing director qualifications for approval by the board,

•	identify and recruit new directors and consider candidates proposed by stockholders,

•	recommend assignments of directors to committees to ensure that committee membership complies with applicable laws and exchange corporate governance standards,

•	conduct a preliminary review of director independence and financial literacy and expertise of Audit Committee members and oversee director orientation and continuing education,

•	review proposed changes to our certificate of incorporation, bylaws and board committee charters, assess and make recommendations regarding stockholder protections, as appropriate,

•	conduct ongoing reviews of potential conflicts of interest, review and approve any executive officers standing for election to outside for-profit boards of directors,

•	review stockholder proposals in conjunction with the Chairman of the Board and recommend board responses,

•	oversee the self-evaluation of the board and its committees,

•	review requests for indemnification under our bylaws,

•	oversee the Company’s sustainability and social responsibility programs, and

•

oversee the Company’s business conduct and anti-corruption compliance programs and meet with the Company’s corporate compliance officer in executive session as often as the committee deems appropriate.

Director Nomination Criteria. The company retains a professional third-party search firm to help identify and facilitate the screening and interview process for potential director candidates. The Corporate Governance and Nominating Committee maintains, with the approval of the board, formal criteria for selecting director nominees. Candidates for director are identified for the contributions they can make to the deliberations of the board and their ability to represent impartially all of the Company’s stockholders and are considered regardless of race or gender.

In addition to other considerations, all potential nominees are expected to have and all our current directors have:

•	the highest personal and professional ethics, integrity and values,

•	education, breadth of experience, insight and knowledge to understand global business problems and evaluate the possible solutions,

•	the ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics,

•	leadership skills,

•	the ability to work effectively with others,

•	respect for the views of others and an open-minded approach to problems,

•	an awareness of the responsibilities of the Company to its employees, its customers and regulatory authorities,

•	a reasoned and balanced commitment to the social responsibilities of the Company,

•	an interest and availability of time to be involved with the Company and its employees over a sustained period,

•	stature and experience to represent the Company before the public, stockholders and the other various individuals and groups that affect the Company,

•	an ability and willingness to represent the stockholders’ short-term and long-term economic interests,

•	the willingness to objectively appraise management performance in the interest of the stockholders,

•	an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders, and

•	no involvement in other activities or interests that create a conflict with the director’s responsibility to the Company and its stockholders.

The above attributes are expected to be maintained by board members as a condition of their ongoing membership to the board. The Corporate Governance and Nominating Committee reviews the makeup of the board and the tenure of its members at least annually to help determine the number and experience of directors required.

The Corporate Governance and Nominating Committee has also established the following additional criteria as an aid in the selection of potential director candidates. The weight given to any particular item may vary based on the committee’s assessment of the needs of the board, and not all criteria may be applicable to each vacancy. Similarly, these criteria, in whole or in part, may be modified or waived by the Corporate Governance and

Nominating Committee in connection with a particular vacancy or as otherwise deemed appropriate by the committee. Candidates should have all or a majority of the following important or desired attributes:

•

active employment as a Chief Executive Officer, or a President, Chief Financial Officer, Senior Officer or General Manager (or a comparable position of responsibility) of a publicly traded company (or a significant privately held company) with sales and complexity comparable with Ingredion,

•	international business experience,

•	financial responsibility during career and financial literacy,

•	general management experience during career,

•	experience on publicly traded or significant privately held company boards,

•	experience with corporate governance issues, and ideally, some background in the legal aspects of governance applicable to publicly traded companies,

•

expertise that is useful to the Company and complementary to the background and experience of other board members, so that an appropriate balance of skills and experience of the membership of the board can be achieved and maintained,

•	contribution to board diversity in the broadest sense (age, gender, ethnicity, geography and personal experience), and

•	an understanding of technologies pertinent to the Company’s businesses, production, marketing, finance, regulation and public policy.

In addition to these minimum requirements and desired attributes, the Corporate Governance and Nominating Committee will also evaluate whether the candidates’ skills and experience are complementary to the existing board members’ skills and experience as well as the board’s need for operational, management, financial, international, technological or other expertise and diversity in a broad sense. The search firm identifies and screens the candidates, performs reference checks, prepares a biography for each candidate for the Corporate Governance and Nominating Committee to review and assists in establishing interviews. The Corporate Governance and Nominating Committee members interview candidates that meet the criteria and select those that it will recommend to the board for nomination. The board considers the nominees and selects those who best suit the needs of the board for nomination for election or appointment to the board. The Corporate Governance and Nominating Committee and the board consider the composition of the entire board and the entire range of diversity in the broadest sense (age, gender, ethnicity, geography and personal experience) in determining who best suits the needs of the board. We do not have a formal diversity policy, but we have historically had a diverse board. At this time our board includes three women, two men of Hispanic descent, both of whom live outside the United States, and one man of African-American descent.

The Corporate Governance and Nominating Committee will consider qualified candidates for director nominees suggested by our stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary, at Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. The Corporate Governance and Nominating Committee intends to evaluate candidates proposed by stockholders in the same manner as other candidates.

In addition, our bylaws provide that candidates for director may be nominated at the annual meeting (without including such nomination in the Company’s proxy materials) if the nominating stockholder gives the Company written notice not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first. That notice must provide certain other information as described in our bylaws.

Pursuant to our bylaws, stockholders may also submit director nominees to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2021 annual meeting must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than one hundred twenty nor more than one hundred fifty days prior to the anniversary of the date that the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first.

Members of the Corporate Governance and Nominating Committee are G. B. Kenny (Chairman), L. Aranguren-Trellez and D. A. Wilson. This committee held 4 meetings during 2019.

Director Ownership Guidelines

Our Corporate Governance Principles provide that within five years of his or her election to the board, a director should acquire and hold a number of shares of the Company’s common stock that from time to time has a market value equal to a minimum of five times the dollar amount of the cash portion of his or her annual board retainer. We count direct and indirect ownership of our common stock, including restricted stock, restricted stock units and phantom stock units, but do not include stock options in determining whether the ownership targets are satisfied. As of December 31, 2019, all of the directors either exceeded their stock ownership targets or were within the five-year compliance window in which to meet those ownership targets. J. P. Zallie, our Chief Executive Officer, is subject to an ownership requirement of six times his annual base salary, and he is within the five-year compliance window in which to meet that ownership target.

Director Compensation

The objective of our compensation program for our non-management directors is to:

•	provide fair compensation commensurate with the work required to serve on the board of a company with Ingredion’s size, scope, and complexity,

•	attract high-quality and diverse talent to the board, and

•	align directors’ interests with the interests of stockholders.

In order to determine the appropriate director compensation level, we use the same compensation comparator group of companies used in determining executive officer compensation, as described on page 36. The compensation comparator group was selected using companies that were broadly similar in revenue scope to the Company. Not only does the Company use our compensation peer group, but also broader, size-adjusted general industry and index benchmarks. Generally, we position pay with a median range relative to the market which helps ensure directors are paid fairly and the Company can attract qualified and diverse talent to the board. In addition, we pay a majority portion of directors’ pay in equity. This equity and share ownership guidelines further align interests with stockholders.

The following sets forth the individual components of our outside director compensation in 2019.

Annual Board Retainer	$220,000, with $100,000 paid in cash and $120,000 paid in common stock issued under the Company’s Stock Incentive Plan
Annual Chairman of the Board Retainer	$140,000, with 50% paid in cash and 50% paid in common stock issued under the Company’s Stock Incentive Plan
Annual Audit Committee Chairman Retainer	$20,000, with 50% paid in cash and 50% paid in common stock issued under the Company’s Stock Incentive Plan
Annual Compensation Committee Chairman Retainer	$15,000, with 50% paid in cash and 50% paid in common stock issued under the Company’s Stock Incentive Plan
Annual Corporate Governance and Nominating Committee Chairman Retainer	$10,000, with 50% paid in cash and 50% paid in common stock issued under the Company’s Stock Incentive Plan

Each of the foregoing retainers is payable in quarterly installments on the first day of each calendar quarter during 2020. The stock portion of the retainer is issued in common stock in the amount of the applicable retainer divided by the closing price of a share of the Company’s common stock on the NYSE on the first day of a fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day the NYSE is open for trading.

J. P. Zallie, our President and Chief Executive Officer, whose compensation is included in the Fiscal 2019 Summary Compensation Table below, did not receive any additional compensation for serving as a director.

The annual retainers are intended to compensate our outside directors at levels comparable to those paid by similarly sized companies. The Compensation Committee and the board believe these to be appropriate levels in terms of the responsibilities borne by the directors and the market for director compensation.

Directors are permitted to defer all or a portion of their retainers into restricted stock units under our Stock Incentive Plan that are deferred until after the director’s termination of service from the board. All directors are reimbursed for board and committee meeting expenses, but no meeting attendance fees are paid in addition to the annual retainers.

The following table summarizes the compensation earned by our directors other than J. P. Zallie for service during 2019.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation (3)	Total
Luis Aranguren-Trellez	$100,000	$120,000	$—	$220,000
David B. Fischer(4)	$100,000	$120,000	$18,000	$238,000
Paul Hanrahan(5)	$100,000	$120,000	$9,628	$229,628
Rhonda L. Jordan(6)	$107,500	$127,500	$8,500	$243,500
Gregory B. Kenny(7)	$175,000	$195,000	$7,500	$377,500
Barbara A. Klein	$100,000	$120,000	$—	$220,000
Victoria J. Reich(8)	$110,000	$130,000	$6,200	$246,200
Stephan B. Tanda(9)	$36,944	$44,333	$—	$81,278
Jorge A. Uribe(10)	$100,000	$120,000	$—	$220,000
Dwayne A. Wilson	$100,000	$120,000	$—	$220,000

(1)	Other than Mr. Tanda, all non-management directors deferred 100% of their respective common stock retainer into restricted stock units under our Stock Incentive Plan.

Restricted stock units have been valued at the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). See notes 2 and 11 to our consolidated financial statements for the year ended December 31, 2019 contained in our Annual Report on Form 10-K for a statement of the assumptions made with respect to the valuation under FASB ASC Topic 718. Shares of common stock have been valued at the closing price of a share of our common stock on the NYSE on the first day of the applicable fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day the exchange is open for trading. Restricted stock units are granted in advance on the first business day of each fiscal quarter equal to the amount of the retainer deferred divided by the closing price of a share of our common stock on the NYSE on the first day of the fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day the exchange is open for trading. The restricted stock units (and phantom stock units issued prior to 2005) earn dividend equivalents. The restricted stock units and dividends earned thereon are not subject to vesting but cannot be transferred until a date not less than six months after the date of the director’s termination of service from the board at which time the units will be settled by delivery of shares of common stock. Shares of common stock are granted in advance on the first business day of each fiscal quarter equal to the amount of the retainer paid in stock divided by the closing price of a share of our common stock on the NYSE on the first day of the fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day the exchange is open for trading.

(2)

As of December 31, 2019, each director had the following aggregate number of restricted stock units and phantom stock units accumulated in his or her deferral account for all years of service as a director, including additional share units credited as a result of the reinvestment of dividend equivalents: L. Aranguren-Trellez, 27,800 units; D. B. Fischer, 6,287 units; P. Hanrahan, 44,522 units; R. L. Jordan, 13,785 units; G. B. Kenny, 44,757 units; B. A. Klein, 32,640 units; V. J. Reich, 7,886 units; S. Tanda, 0 units; J. A. Uribe, 5,479 units; and D. A. Wilson, 15,482 units.

(3)

Amounts shown are matching contributions by the Company made under a charitable matching gift program in which directors may participate and which provides for matching contributions by the Company ($2 match for every $1 of the first $1,000 contributed and $1 match for every $1 of the next $6,500 contributed).

(4)	$8,500 of the matching contributions included above relate to a 2018 donation by Mr. Fischer which was paid by the Company in 2019.
(5)	Mr. Hanrahan deferred 100% of his cash retainer ($100,000) and his common stock retainer ($120,000) into restricted stock units under our Stock Incentive Plan.
(6)	Compensation Committee Chairperson.
(7)	Corporate Governance & Nominating Chairperson and Non-executive Chairperson of the Board.
(8)	Audit Committee Chairperson.
(9)	Mr. Tanda’s retainers were prorated as he joined the Board of Directors in August 2019. He received his $44,333 in common stock.
(10)	Mr. Uribe deferred 100% of his cash retainer ($100,000) and his common stock retainer ($120,000) into restricted stock units under our Stock Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

The calculation of beneficial ownership of the Company’s issued and outstanding common stock presented in the following tables is made in accordance with SEC rules. Under these rules, a person is deemed to be a “beneficial owner” of shares of common stock if that person has or shares the power to vote or direct the voting of the shares or the power to dispose or direct the disposition of the shares. Beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or investment power as of that date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of any phantom stock unit or restricted stock unit, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific shares, all of such persons may be deemed to be beneficial owners of such shares.

The following table shows, as of December 31, 2019, all persons or entities that the Company knows are beneficial owners of more than five percent of the Company’s issued and outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	7,069,576	10.6%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	6,384,990	9.6%

(1)

The ownership information disclosed above is based solely on the Amendment No. 10 to Schedule 13G report that BlackRock, Inc. filed with the SEC on February 4, 2020, on behalf of itself and its subsidiaries. According to the Schedule 13G report, BlackRock, Inc. has sole voting power over 6,468,422 shares covered by the report and sole dispositive power over 7,069,576 shares covered by the report.

(2)

The ownership information disclosed above is based solely on the Amendment No. 7 to Schedule 13G report that The Vanguard Group filed with the SEC on February 12, 2020, on behalf of itself and its subsidiaries in their capacities as investment advisers. According to the Schedule 13G report, The Vanguard Group has sole voting power over 48,224 shares covered by the report, sole dispositive power over 6,321,773 shares covered by the report, shared voting power over 27,313 shares covered by the report and shared dispositive power over 72,217 shares covered by the report.

The following table shows, as of March 26, 2020, information based on filings with the SEC and our records regarding the beneficial ownership of the Company’s issued and outstanding common stock by:

•	each director and director nominee,

•	each executive officer named in the Fiscal 2019 Summary Compensation Table under “Executive Compensation,” and

•	all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership		Percent of Class (3)
Beneficial Owner	Outstanding Shares of Company Common Stock(1)	Shares Underlying Phantom Stock Units and Restricted Stock Units(2)
Luis Aranguren-Trellez	1,075	28,345	*
David B. Fischer	1,933	6,683	*
Paul Hanrahan	—	45,452	*
Rhonda L. Jordan	—	14,260	*
Gregory B. Kenny	—	45,628	*
Barbara A. Klein	1,123	33,217	*
Victoria J. Reich	—	8,327	*
Stephan B. Tanda	907	—	*
Jorge A. Uribe	1,222	6,140	*
Dwayne A. Wilson	—	15,941	*
James P. Zallie	195,480	40,322	*
James D. Gray	57,928	9,652	*
Jorgen Kokke	47,496	7,246	*
Elizabeth Adefioye	12,694	10,093	*
Janet M. Bawcom	—	9,733	*
All directors and executive officers as a group (20 persons)	464,812	306,705	*

(1)

Includes shares of common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual and/or one or more children of the named individual. Unless otherwise noted, the beneficial owner has sole voting and investment power. Fractional amounts have been rounded to the nearest whole share.

Includes shares of common stock that may be acquired within 60 days of March 26, 2020, through the exercise of stock options granted by the Company in the following amounts: J. P. Zallie, 163,385; J. D. Gray, 48,369; J. Kokke 34,627; E. Adefioye, 12,371; J. M. Bawcom, 0, and for all directors and executive officers as a group, 369,284.

Includes shares of common stock subject to restricted stock awards in the following amounts: for each of L. Aranguren-Trellez and B. A. Klein, 888 shares and reinvestment of dividends on those shares; and for all directors and executive officers as a group, 1,776 shares. The shares of restricted stock held by Mr. Aranguren-Trellez and Ms. Klein were granted to these directors as part of their annual retainers, and reinvested dividends on these shares are vested but are restricted as to transfer until termination of service from the board. Holders of restricted stock are entitled to vote those shares prior to vesting.

Includes 4,766 shares of common stock held in the Ingredion Incorporated Stock Fund of our Retirement Savings Plans by all directors and executive officers as a group.

Fractional amounts have been rounded to the nearest whole share.

(2)

Includes shares of common stock that are represented by deferred phantom stock units and restricted stock units of the Company credited to the accounts of the outside directors and certain executive officers. The directors and executive officers have no voting or investment power over the common stock by virtue of their ownership of phantom stock units or restricted stock units. The restricted stock units held by directors and executive officers and included in this column are not exercisable within 60 days. Fractional amounts have been rounded to the nearest whole share.

(3)	Less than one percent. Does not include shares in the column headed “Shares Underlying Phantom Stock Units and Restricted Stock Units.”

Executive Compensation

Compensation Discussion and Analysis

This section provides information concerning our compensation programs in which our principal executive officer, our principal financial officer and our three most highly compensated executive officers other than our principal executive officer and principal financial officer (“named executive officers”) participated in 2019. The named executive officers are all based in the U.S. The compensation discussion and analysis is organized as follows:

•	Executive Summary

•	Overview of Compensation Philosophy and Programs

•	Elements of Compensation

•	Executive Stock Ownership Requirements

•	Other Items

Executive Summary

We are a leading global ingredients solutions provider. We turn corn, tapioca, potatoes, grains, fruits, and vegetables into value-added ingredients and biomaterials for the food, beverage, brewing and other industries.

Corporate Governance Highlights

The Compensation Committee is briefed regularly on best practices and corporate governance developments in relation to executive compensation. Our executive compensation policies and practices include:

•

Independent compensation committee. The Compensation Committee, which is comprised solely of independent directors, approves the compensation of the named executive officers, other than the Chief Executive Officer.

•	Independent compensation consultant. The Compensation Committee has retained an independent compensation consultant.

•	None of our U.S.-based executive officers has an employment agreement with the Company.

•	Limited perquisites. Executives receive only limited perquisites.

•	Excise tax gross-ups. Our severance agreements with executive officers do not provide for “excise tax gross-ups” in the event of a change in control.

•	Share ownership requirements. We have meaningful share ownership requirements for executive officers.

•

Policies. The Company has a “clawback policy” and a policy prohibiting the hedging and, except in limited circumstances, pledging of the Company’s stock by the Company’s executive officers and directors.

•

Beginning in 2016, double-trigger vesting of equity grants was added to grants for named executive officers. In the event that outstanding grants remain exercisable for shares of common stock (i.e., the grants are not assumed or replaced with equity awards) after a change in control, accelerated vesting will occur only upon a qualifying termination event. The qualifying termination will require an involuntary termination without “cause” or resignation for “good reason” during a two-year period following a change in control.

2019 Business Performance and Executive Pay Highlights

We achieved net sales of $6.21 billion in 2019. Our diluted earnings per common share in 2019 decreased by 0.6% from $6.17 in 2018 to $6.13 in 2019. Adjusted diluted earnings per common share in 2019 decreased by

3.9% from $6.92 in 2018 to compared to $6.65 in 2019.1 The decrease in earnings per share was due primarily to foreign exchange impacts and higher raw material and production costs, partially offset by improved price mix.

Executive Pay Highlights

•

Janet M. Bawcom joined the Company as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer on April 15, 2019, to succeed Christine M. Castellano who left the company on February 2, 2019.

•

The Compensation Committee (and, with respect to the Chief Executive Officer, the independent directors) approved base salary increases in 2019 including merit and promotional adjustments for our named executive officers, which averaged 4.8%.

•

A substantial majority of the named executive officers’ 2019 total target compensation (base salary plus target short- and long-term incentive compensation) was in the form of annual and long-term incentives, providing, as in prior years, a strong incentive to increase shareholder value. From 66% to 87% of the named executive officers’ target 2019 total direct compensation was performance-based.

•

Annual Incentive Plan awards were based on targets of 65% to 130% of the 2019 base salary of the named executive officers, based on achievement of goals with respect to adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted as described on page 38), operating working capital (defined as cash conversion cycle), Cost Smart savings, and personal objectives.

•	The payments under the Annual Incentive Plan for 2019 to Mr. Zallie, Mr. Gray, Mr. Kokke, Ms. Adefioye and Ms. Bawcom were 104%, 105%, 103%, 109% and 101% of their target awards, respectively.

•

Long-term incentive awards had a target grant date value from 43% to 70% of the named executive officers’ 2019 total target compensation. These awards were in the form of performance shares, nonqualified stock options, and restricted stock units granted pursuant to our Stock Incentive Plan. Our goal was to provide awards such that we delivered approximately 50% of the grant date fair value of the long-term incentive award in the form of performance shares, 25% in the form of nonqualified stock options, and the remaining 25% in the form of restricted stock units.

•

Payouts under the 2017-2019 performance shares were at 0% as a result of the Company’s total shareholder return (“TSR”) for the performance period ending at the 13th percentile, demonstrating the pay-for-performance link of our executive compensation program.

•

The 2020 compensation program decisions reflected an incentive structure review conducted in 2019. The new designs further aligned executive pay with key performance metrics. The long-term incentive program in the 2020 compensation program was unchanged. The 2020 Annual Incentive Program will be determined based on achievement of goals with respect to EBITDA, total Company working capital as a percentage of sales (in replacement of operating working capital), Cost Smart savings, and personal objectives.

•

All awards granted under the 2016 Stock Incentive Plan are “double-trigger” vesting in the event of a change in control (as defined in the Stock Incentive Plan). As a result, accelerated vesting will occur only upon a qualifying termination event. The qualifying termination will require an involuntary termination without “cause” or resignation for “good reason” during a two-year period following a change in control.

Overview of Compensation Philosophy and Programs

Purpose and Structure

A well-structured executive compensation strategy, like a well-structured business strategy, requires clarity and balance. We need to address many important business variables and time frames in our compensation programs. Among the most important variables that we must manage are:

•	alignment with company strategy and performance across time, i.e., short-, intermediate- and long-term performance,

[1]

Adjusted diluted earnings per common share is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See Appendix A for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.

•	alignment of compensation strategy and performance objectives with drivers of shareholder value creation,

•	program design that properly encourages the necessary tradeoffs between short-term results and greater long-term value,

•	reinforcement of prudent risk taking,

•	facilitation of our ability to attract and retain key executive talent,

•	competitiveness with prevailing practices in both level and mix of pay,

•	program design and overall mix of compensation that is consistent with both managerial effectiveness and sound governance,

•	program design that can be reasonably applied to a broader cross-section of positions than just named executive officers,

•	programs that are straightforward and understandable, and

•	facilitation of sensible, sustainable and proportionate sharing of company success between stockholders and employees.

Our compensation programs are intended to balance these reinforcing (and sometimes competing) objectives. We believe our programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. Our executive compensation structure is straightforward, competitive in the marketplace and has a strong emphasis on performance. We believe it is one that stockholders can understand and support.

Our compensation structure for our named executive officers for 2019 included the following broad elements:

This structure is simple and comprehensive, providing:

•	elements essential to be competitive in the marketplace,

•	a mix that supports the short- and long-term elements of our business strategy, and

•	performance measures that are drivers of and/or directly based on shareholder value.

Performance

Our pay programs are aligned with competitive practice and our performance. We are committed to continuing to manage the Company in a prudent manner for long-term success. We believe we are providing the right incentives to our management for them to do so.

In making decisions with respect to pay for our named executive officers for 2020, our Compensation Committee considered the say-on-pay vote at our 2019 annual meeting. In light of the 93.1% vote in favor of the compensation of our named executive officers, we did not change our compensation plans as a result of the say-on-pay vote. Our programs for 2020 are similar to those for 2019.

We continue to evaluate our compensation programs and practices to ensure we incorporate best practices in executive compensation and consider modifications to our programs to support our business strategies and provide an appropriate balance of risk and reward.

Philosophy and Process

Our Compensation Committee establishes our executive compensation philosophy. Our executive compensation programs are approved by our Compensation Committee based on recommendations by management and advice from an independent compensation consultant and are administered by our Human Resources Department. Our Chief Executive Officer and Senior Vice President and Chief Human Resources Officer make recommendations concerning base salary, short- and long-term incentive compensation and plan design for executive compensation (other than their own) to our Compensation Committee. Our Compensation Committee (and, with respect to the Chief Executive Officer, the independent directors) approves all forms of compensation, related design provisions and performance goals for our named executive officers.

We are committed to maximizing shareholder value and dedicated to attracting and retaining the necessary talent to accomplish this objective. Our compensation philosophy is designed to directly align the interests of stockholders and executives through compensation programs that will reward executives for performance that builds long-term shareholder value.

The objectives of our compensation programs are to:

•	align and motivate management to execute our business strategy and to enhance shareholder value,

•	attract and retain outstanding and talented executives who can execute our strategy and deliver the best business results, and

•	reinforce pay-for-performance by aligning earned compensation with results.

To meet our objectives, elements of compensation are based on the following three fundamental principles.

A Substantial Portion of the Named Executive Officers’ Compensation Will Be Performance-Based. Our executive compensation programs are designed to motivate our executive officers to maximize shareholder returns by achieving growth and profitability goals. Our programs provide this motivation in a number of ways.

•	From 66% to 87% of the named executive officers’ target 2019 total direct compensation as performance-based.

•

Our named executive officers may earn cash payments under our Annual Incentive Plan with target awards ranging from 65% to 130% of the named executive officer’s base salary. The remaining performance-based portion of total direct compensation is in the form of long-term incentive compensation.

•	The amount of the payments is directly related to the level of performance.

•	No payments are made for a particular program component if threshold performance goals are not achieved.

•

The performance goals are recommended by management and approved by the Compensation Committee (and in the case of the Chief Executive Officer, recommended by the Compensation Committee and approved by the independent directors).

A Substantial Portion of Named Executive Officer Compensation Will Be Delivered in the Form of Equity Awards. The Compensation Committee believes that a substantial portion of total target compensation should be delivered in the form of long-term equity incentives in order to align the interests of our named executive officers with the interests of our stockholders. In 2019, 50% of the equity compensation provided to our named executive officers was delivered in the form of performance shares, 25% in the form of nonqualified stock options and 25% in the form of restricted stock units. These allocations are unchanged from 2018. These awards in combination focus executives on the creation of shareholder value over the long term and permit named executive officers to accumulate ownership in the Company.

Like awards earned under the Annual Incentive Plan, performance shares are earned based on the achievement of performance goals recommended by management and approved by the Compensation Committee (and in the case of the Chief Executive Officer, recommended by the Compensation Committee and approved by the independent directors). No performance shares are earned if threshold performance goals are not achieved. Stock options have no realizable value at the time of grant. Named executive officers will only realize value from stock options if our share price appreciates above the exercise price, which is the closing price of a share of our common stock on the date of grant. Restricted stock units have a value tied to the stock price.

Our Compensation Program for Named Executive Officers Is Designed to Enable Us to Attract and Retain First-Rate Executive Talent. We believe that stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive. Therefore, in general we target base salary and annual cash compensation (base salary plus target short-term incentives) and long-term incentive compensation opportunities for the named executive officers at the 50th percentile based on executives with similar responsibilities among a comparator group of companies. However, actual pay opportunities can vary somewhat (above or below) this market reference point based on experience, performance, retention concerns and overall expertise in the role. We prepare market benchmarking on the basis of pay opportunities, that is, “target” and grant date values of compensation. We use target/grant date values in our market analyses because earned compensation (as contrasted with target) is entirely a function of performance. Our objective is to deliver competitive target compensation opportunities. Management provides the Compensation Committee with information regarding compensation practices of the compensation comparator group of companies to assist the Compensation Committee in understanding the external market. This market data was provided to management by Aon Hewitt and reviewed by the Compensation Committee and by its advisor, Pearl Meyer & Partners. The compensation comparator group used for 2019 compensation decisions consisted of the following 25 companies:

Ball Corporation	Keurig Dr. Pepper
BorgWarner Inc.	Leggett & Platt, Incorporated
Campbell Soup Company	Mattel, Inc.
The Clorox Company	McCormick & Company, Incorporated
Darling Ingredients Inc.	Meritor, Inc.
Dover Corporation	Mohawk Industries, Inc.
Eastman Chemical Company	Owens-Illinois, Inc.
Flowserve Corporation	Pentair, Inc.
Fresh Del Monte Produce, Inc.	Sonoco Products Company
Harley-Davidson Motor Company, Inc.	Tenneco Inc.
The Hershey Company	Terex Corporation
Hormel Foods Corporation	Visteon Corporation
The J. M. Smucker Company

We compete for talent with a variety of companies in the U.S. and elsewhere. Accordingly, since our executive talent is likely to come from a variety of industries, the Compensation Committee decided that the comparator group should similarly reflect a robust cross-section of companies and industries. Consequently, a comparator group was developed that was based on companies that provide data to the Aon Hewitt database and which were broadly similar in revenue scope (between $3.1 billion and $11.0 billion in annual revenues). The median annual revenue of this group was $5.6 billion. Aon Hewitt applied regression analysis where appropriate to account for differences in size (i.e., revenues) of the companies in the 2019 comparator group in estimating the market value of each compensation element, a common analytical convention.

There were no changes to the 2019 compensation comparator group when compared to the 2018 group, other than Dr. Pepper Snapple became Keurig Dr. Pepper due to its acquisition by Keurig Green Mountain during July 2018.

We determine all elements of compensation annually at the same time in order to consider the relationships between all compensation elements as well as to assess the appropriateness of the total compensation package for each named executive officer. To accomplish this, we review the strength of our financial performance, the named executive officers’ positions and levels of responsibility, internal comparisons, individual performance and historical grant levels, as well as the competitive market data for the compensation comparator group.

Elements of Compensation

As summarized above, our compensation program has five components: base salary, annual incentives, long-term incentive compensation, benefit programs broadly available to employees and a limited number of perquisites. Each element is addressed in the context of competitive conditions and internal comparisons. The Compensation Committee annually reviews each component of compensation including performance metrics and objectives to determine whether they remain properly aligned. Accordingly, there may be changes from year to year in the metrics or other plan design elements we use to measure performance and as the basis for earning the components of compensation.

Base Salary: We target base salaries at the 50th percentile (actual salaries are adjusted for relative experience for the position) relative to executives with similar responsibilities of the compensation comparator group. The specific named executive officer’s salary varies based on the level of his or her responsibility, experience, time in position, internal equity considerations and individual performance. Salaries are reviewed annually. All salary actions with respect to named executive officers, other than the Chief Executive Officer, are recommended by our Chief Executive Officer and reviewed and approved by the Compensation Committee. Our Chief Executive Officer’s recommendations are made at the conclusion of our performance review process. Our performance review process requires our Chief Executive Officer to evaluate the other named executive officers’ performance and contributions against objective metrics and leader imperatives and to assign a performance rating. This rating system is used for all salaried employees. Based on these ratings our Chief Executive Officer makes salary recommendations considering the named executive officers’ time in the position and the 50th percentile salary for the corresponding position in the compensation comparator group.

In 2019, the Chief Executive Officer recommended salary increases for all of the other named executive officers, and the Compensation Committee approved such salary increases. The Compensation Committee recommended the 2019 salary increase for the Chief Executive Officer, and the independent directors approved such salary increase. The increases for our named executive officers averaged 4.8%.

Annual Incentive Plan: Our Annual Incentive Plan is our short-term incentive cash compensation program for executive officers, including the named executive officers. This plan was approved by our stockholders in 2015.

Since its inception, our Annual Incentive Plan has fostered and supported our pay-for-performance philosophy by providing direct incentives to achieve specific financial goals. These goals are based on financial goals for the Company recommended by management and approved by our Board of Directors. These plan goals are intended to align performance with our stockholders’ interests. Earned annual incentives are based on performance relative to the pre-established financial goals and personal objectives.

The Compensation Committee approves a cash, short-term incentive target opportunity for each named executive officer, other than the Chief Executive Officer, expressed as a percentage of base salary. The independent directors approve the cash, short-term incentive target opportunity for the Chief Executive Officer, which is also expressed as a percentage of base salary. For 2019, the target awards for the named executive officers ranged from 65% to 130% of base salary depending on the named executive officer’s position, as shown in the table on page 40 Incentive targets are established by the Compensation Committee in part based on market data and in part based on our Chief Executive Officer’s recommendations concerning short-term incentive target awards for specific named executive officers (other than himself). Mr. Zallie’s 2019 target was established based on market data and was approved by the Compensation Committee and the independent members of the Board of Directors.

Management recommended and the Compensation Committee (and, with respect to the Chief Executive Officer, the independent directors) approved the performance targets and weightings with respect to the performance goals as shown in the table below. The Compensation Committee (and, with respect to the Chief Executive Officer, the independent directors) approved each performance measure for the following reasons: EBITDA because it serves as a foundation for our growth and, as a result, shareholder value; operating working capital because it is a key financial metric; Cost Smart savings to align the named executive officers’ payouts with the Company’s cost saving program, and personal objectives because these objectives are important priorities for each named executive officer to achieve strategic initiatives. Mr. Kokke’s goals included a regional EBITDA goal for the region for which he was responsible in order to provide an incentive for superior performance of that region. The Compensation Committee (and the independent directors, with respect to the Chief Executive Officer’s EBITDA goal) exercised its discretion to adjust the 2019 EBITDA results for a total of $28 million to exclude one-time costs related to: restructuring/impairment costs associated with our Cost Smart SG&A Program, closure of our Lane Cove, Australia production facility, and costs associated with our Cost Smart cost of sales program; acquisition and integration costs related to Western Polymer; and other matters including the Brazilian indirect tax credit. These adjustments were determined to be appropriate from the EBITDA target level originally established because these events were outside of the ordinary course of business and excluding these one-time and project related net costs allowed management to monitor performance of the ordinary course of business on a comparable basis year over year.

Weightings Assigned in 2019 to Each Performance Objective under the

Annual Incentive Plan for the Named Executive Officers

Name	Adjusted EBITDA	Adjusted Regional EBITDA		Operating Working Capital(1)	Cost Smart Savings	Personal Objectives
J.P. Zallie	55%			10%	15%	20%
J. D. Gray	55%			10%	15%	20%
J. Kokke	30%	25	%(2)	10%	15%	20%
E. Adefioye	55%			10%	15%	20%
J. M. Bawcom	55%			10%	15%	20%

(1)

Operating working capital is defined as cash conversion cycle which is the 12-month average of trade accounts receivable plus inventory less trade accounts payable and accrued expenses divided by average monthly net sales multiplied by 30 days.

(2)	The applicable adjusted Regional EBITDA for Mr. Kokke is the EBITDA for North America.

Scales developed for each metric permit participants in our Annual Incentive Plan (“AIP”) to earn from 0% up to 200% of their annual incentive targets based on achievement from 88% to 115% of the adjusted EBITDA goal, achievement of an operating working capital goal from 0% for 72.4 days outstanding to 200% for 62.4 days outstanding and Cost Smart savings from 0% for $16.0 million to 200% for $38.9 million in cumulative 2019 end-of-year run-rate SG&A savings targets.

Our Board of Directors approves corporate financial goals and objectives for the Company. The independent directors review and approve the individual personal goals and objectives relevant to our Chief Executive Officer’s compensation in light of those corporate financial goals and objectives. The Compensation Committee does the same for the named executive officers other than the Chief Executive Officer.

The Compensation Committee, in conjunction with the Company’s other independent directors, evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee discusses the evaluation with the other independent directors and recommends compensation for the Chief Executive Officer to the independent directors, who approve the Chief Executive Officer’s compensation, including base salary and short- and long-term incentive awards.

To be eligible to receive an incentive payment for a performance period, a named executive officer must (i) be an employee of the Company on the last day of the performance period, or have terminated employment during the performance period due to retirement, disability or death, and (ii) have been employed by the Company more than six months of the performance period. A named executive officer who is eligible to receive an incentive payment for a performance period, but who was not actively employed during the entire performance period, will receive a prorated payment determined in accordance with rules approved by the Compensation Committee. Annual incentive awards for each performance period are to be paid within two and one-half months after the end of the one-year performance period.

The following tables set forth our financial performance goals established for each named executive officer for 2019 as well as the actual results achieved.

Summary of 2019 Financial Goals and Actual Results under the

Annual Incentive Plan for the Named Executive Officers

Financial Metrics ($ in millions)	2019 Target-Level Goals	2019 Financial Results
Adjusted EBITDA for the Company	$978.9	$911.0
Adjusted EBITDA for the North America Region	$678.1	$654.9
Operating Working Capital	67.4 days	68.1 days
Cost Smart Savings	$20.0	$40.5

Executive Annual Incentives

Payout Percentage Detail—2019

	Adjusted EBITDA			Operating Working Capital		Cost Smart Savings		Personal Objectives
Name	Weighting	Payout		Weighting	Payout	Weighting	Payout	Weighting	Payout
J.P. Zallie	55%	72%		10%	93%	15%	200%	20%	126.25%
J. D. Gray	55%	72%		10%	93%	15%	200%	20%	131.25%
J. Kokke	55%	78	%(1)	10%	93%	15%	200%	20%	105.0%
E. Adefioye	55%	72%		10%	93%	15%	200%	20%	150.0%
J. M. Bawcom	55%	72%		10%	93%	15%	200%	20%	111.25%

(1)	Based on 30% weighting to adjusted EBITDA for the Company and 25% weighting to adjusted EBITDA for the North America region.

Executive Annual Incentives

Target, Maximum and Actual Awards—2019

	AIP Target		AIP Maximum		2019 Calculated AIP Payout (paid in March 2020)
Name	% of Salary	Amount	% of AIP Target	Amount	% of AIP Target	Amount
J. P. Zallie	130%	$1,296,750	200%	$2,593,500	104%	$1,350,565
J. D. Gray	80%	$489,600	200%	$979,200	105%	$514,815
J. Kokke	80%	$463,300	200%	$926,600	103%	$479,053
E. Adefioye	65%	$292,500	200%	$585,000	109%	$318,533
J. M. Bawcom	65%	$223,101	200%	$446,203	101%	$225,668

The personal objectives component represented 20% of each named executive officer’s potential award opportunity. The personal objectives for the Chief Executive Officer were recommended by the Compensation Committee and approved by the independent directors. The personal objectives for the named executive officers, other than the Chief Executive Officer, were recommended by the Chief Executive Officer to the Compensation Committee and approved by the Compensation Committee.

Mr. Zallie’s personal objectives were focused on revenue and cost synergies and delivery of growth. In particular, his goals were weighted as follows:

•	Safety (15%),

•	Improve Quality Systems and processes (10%),

•	Deliver Cost Smart, Continuous Improvement and Lean Savings (20%),

•	Drive commercial excellence and customer experience initiatives (10%),

•	Drive Specialties Growth and Strategic Agility (25%); and

•	Talent, Capability and Diversity (20%).

The personal objectives of the other named executive officers were aligned with Mr. Zallie’s personal objectives and focused on those same key areas in varying levels of emphasis and weighting.

At the end of the year, each named executive officer submitted a written self-appraisal. For the named executive officers, other than the Chief Executive Officer, the self-appraisals were reviewed by the Chief Executive Officer. The self-appraisal for the Chief Executive Officer was reviewed by the independent directors. These reviews considered completion of objectives and the quality of work performed and incorporated an element of judgment in assigning individual levels of achievement. A maximum 200% payout on the personal objective component was possible for exceptional achievement.

Based on the Compensation Committee’s review of the individual personal objectives for all named executive officers other than Mr. Zallie, Mr. Zallie’s recommendations for the other named executive officers, and the Board of Directors’ review of Mr. Zallie’s personal objectives, the following achievement percentages were assigned for personal objectives: 126.25% for Mr. Zallie, 131.25% for Mr. Gray, 105% for Mr. Kokke, 150% for Ms. Adefioye and 111.25% for Ms. Bawcom.

Our Chief Executive Officer can recommend to the Compensation Committee an adjustment to the amount of the Annual Incentive Plan award earned by any other named executive officer (positively or negatively) based on his judgment of that individual’s performance and/or his judgment of the degree of difficulty of the performance goal. In 2019, the Chief Executive Officer did not recommend any adjustments to named executive officer Annual Incentive Plan awards under this provision. Furthermore, the Compensation Committee can adjust the total amount earned and calculated in accordance with the metrics described above from 0% to 150% based on its determination of the relative strength or weakness of an individual’s performance. As a result, an outstanding performer can have his or her total bonus payment increased by 50%; conversely, the bonus can be reduced incrementally to $0 for an unsatisfactory performer. No such adjustments were made under this provision for 2019.

Long-term Incentive Compensation: The principal purpose of our long-term incentive compensation program is to align the rewards to executives with the creation of shareholder value. For our Chief Executive Officer, the grant date value of target long-term incentive compensation comprised 70% of 2019 total target compensation (base salary plus target short- and long-term incentive compensation). For our other named executive officers, the grant date value of target long-term incentive compensation comprised from 43% to 50% of their 2019 total target compensation. We feel this provided an appropriate balance between shorter- and longer-term compensation and fixed and variable components. In 2019, we awarded long-term incentives to our executive officers in the form of performance shares, nonqualified stock options, and restricted stock units granted pursuant to our Stock Incentive Plan. Our goal was to provide awards such that we delivered approximately 50% of the grant date fair value of the long-term incentive award in the form of performance shares, 25% in the form of nonqualified stock options, and the remaining 25% in the form of restricted stock units. We used these allocations among performance shares, stock options and restricted stock units to provide a balance of compensation based on absolute stock price growth and superior relative performance-based shareholder return. We continue to evaluate the appropriate mix of long-term incentive compensation vehicles in comparison to the market to best support our long-term business strategy. For the 2020 grants, the respective weightings for performance shares, stock options, and restricted stock units remain unchanged.

Performance Shares: In 2017 and 2018, performance shares comprised 35% of the targeted long-term incentive compensation value, and in 2019 performance shares comprised 50% of the targeted long-term incentive compensation value. Performance shares awarded in 2019 will be earned, if at all, based on two equally weighted metrics: adjusted Return on Invested Capital, a ratio used to assess a company’s efficiency at allocating capital under its control to profitable investments which is calculated by dividing adjusted operating income, net of tax, by average current and prior year total net debt and equity, and our TSR, as defined below, relative to our performance share peer group for a three-year cycle. These metrics are intended to focus our executive officers on achieving critical multi-year goals, in particular, delivering superior shareholder returns relative to a comparator group. We believe that over time investors will choose our stock if they believe it will perform at least as well as a relevant group of peers and with strong expectations that we might outperform those peers. In addition, we believe that over time investors will choose our stock if we consistently achieve an adjusted return on invested capital in excess of our stated performance targets. The Compensation Committee regularly reviews the design of the performance shares, including performance metrics, to ensure the grants continue to be aligned with maximizing shareholder returns by achieving growth and value-generation goals. To further promote executive share ownership and stockholder alignment, vested performance shares are paid in common stock. No dividends are earned on any performance shares prior to the stock payment.

For performance shares awarded in 2019, we set the relative TSR target at the 50th percentile of the performance share peer group described below. TSR is defined for purposes of the performance shares as the sum of (a) change in stock price (ending stock price minus starting stock price) plus (b) dividends paid divided by beginning stock price. Beginning stock price is the average of the daily average prices as reported on the NYSE for each of the 20 trading days immediately prior to the first day of the performance period. Ending stock price is the average of the daily average prices as reported on the NYSE for each of the last 20 trading days of the performance period. The daily average prices are the average of the high and low prices as reported on the NYSE for one share of common stock on the date of determination. Dividends paid were the total of all dividends paid on one share of common stock during the applicable calendar quarter(s) during the performance period, with dividends treated as though they were reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter.

Performance shares are earned based on our relative percentile ranking with respect to TSR for members of our performance share peer group as well as adjusted return on invested capital. The performance/reward scale for the 2019 grant is as follows:

	Threshold Performance (50% of Shares)	Target Performance (100% of Shares)	Maximum Performance (200% of Shares)
Relative Total Shareholder Return	25th percentile	50th percentile	75th percentile
Adjusted Return on Invested Capital	11.5%	13.5%	15.5%

The performance share peer group for the TSR metric for the performance shares granted in 2019 consisted of Ingredion and the 23 companies listed below.

AAK AB (publ.)	Kerry Group plc
Albemarle Corporation	Koninklijke DSM N.V
Archer-Daniels-Midland Company	McCormick & Company, Incorporated
Balchem Corporation	The Mosaic Company
Bemis Company, Inc.	Novozymes A/S
Celanese Corporation	Nutrien Ltd. (f/k/a Agrium Inc.)
Crown Holdings, Inc.	Sealed Air Corporation
Ecolab Inc.	Sensient Technologies Corporation
Givaudan SA	Symrise AG
Huntsman Corporation	Tate & Lyle PLC
Innophos Holdings, Inc.	W. R. Grace & Co.
International Flavors & Fragrances Inc.

This performance share peer group was updated from the group used for 2018 grants. Nutrien is the new name of the company formed after Potash Corporation of Saskatchewan Inc. merged with Agrium Inc. In addition, Naturex S.A. was removed after its acquisition by Givaudan SA.

In trying to construct an optimal custom comparator group, the following criteria or “filters” were utilized:

•	commodity price sensitivity,

•	overseas operations,

•	basic ingredient, food additives and midstream manufacturing/inputs,

•	market capitalization between $1 billion and $50 billion,

•	select international companies in related segments and/or competitors,

•	generally capital intensive, and

•	demonstrated correlation in stock price returns to both Ingredion and the other companies in the comparator group.

The performance share peer group was utilized for this program rather than the compensation comparator group because we believe investors are more likely to consider the stocks of these companies as alternatives to an investment in our stock than the companies in the compensation comparator group, in part because their business operations are more similar to ours. We believe that the compensation comparator group is more representative of industries from which we may attract talent. Therefore, we use the compensation comparator group to determine competitive compensation levels. We believe the use of two separate groups of companies is appropriate and not uncommon given the different purposes for comparison.

Results of 2017-2019 Performance Awards. Relative TSR for the 3-year performance cycle ending in 2019 was at the 13th percentile. Consequently, 0% of the target number of performance shares granted in February 2017 were earned. TSR was used because it is a direct measure of the value delivered to stockholders relative to other comparable investments. The performance/reward scale for the 2017-2019 cycle established a payout scale with a 40th percentile requirement for a threshold performance payout of 50%, a 55th percentile for target performance payout of 100%, and an 80th percentile requirement for a maximum performance payout of 200%.

Stock Options. We determined the February 2019 grant of nonqualified stock options by converting 25% of the targeted long-term incentive compensation value for each named executive officer to a number of stock options using an estimated Black-Scholes option value. Stock options were granted to eligible management employees, and the exercise price of such options was established on February 8, 2019. All of these options granted to our named executive officers are nonqualified stock options with ten-year terms that vest in one-third increments on the first three anniversaries of the date of the grant. In the event of a retirement (defined as age 65, age 55 with ten years of service or age 62 with five years of service) one year or more after grant date, these options will continue to vest.

We make long-term incentive grants at the Compensation Committee’s first meeting each year, typically in early February, and at the same time other elements of compensation are determined so that we can consider all elements of compensation simultaneously.

Restricted Stock Units. Restricted stock units represent the right to receive a share of common stock upon vesting. Restricted stock units are granted to align the interests of named executive officers with the interests of our stockholders. They promote retention of critical executive talent. They also help balance the named executive officers’ long-term incentive compensation mix to minimize risk taking. Finally, they result in the issuance of a lesser amount of shares to provide an equivalent amount of compensation compared to stock options. We determined the February 2019 grants by converting 25% of the targeted long-term incentive compensation value for each named executive officer to a number of restricted stock units using the closing price of a share of our common stock on the date of grant. Restricted stock units granted to the named executive officers in February 2019 vest on the third anniversary of the date of the grant. The restricted stock units vest on a pro rata basis in the event of death or disability. The restricted stock units will continue to vest in the event of retirement (defined as age 65, age 55 with ten years of service or age 62 with five years of service) more than one year after grant date. As of each dividend payable date, additional restricted stock units equivalent to the value of the dividend are credited to the award. The additional restricted stock units carry the same terms and conditions as the underlying award.

Retirement and Other Benefits. We also provide benefits such as medical, dental and life insurance and disability and accidental death and dismemberment coverage to each U.S.-based named executive officer. These benefits are also provided to all eligible U.S.-based employees. Eligible employees, including the named executive officers, can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their active employee benefits. In addition, all salaried employees in the U.S. are eligible to participate in our Retirement Savings Plans and, subject to certain service requirements, our Cash Balance Plan and our Retiree Health Care Spending Accounts (“RHCSA”).

Cash Balance Plan. Our Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S., salaried employees hired before January 1, 2015. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service, which is frozen at 2017 levels for purposes of calculating the pay credit percentage. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period. Mr. Zallie and Mr. Gray participate in the Cash Balance Plan.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan. The plan is a defined benefit qualified pension plan which is available to certain employees who are not working in their country of origin. Accounts of participants in the Third Country National Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Until his transfer to the United States, Mr. Kokke received pay credits under the plan. Pay credits are calculated as a percentage (3% to 10%) of an employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out in a lump sum. The Third Country National Cash Balance Plan provides for a three-year vesting period.

Ms. Adefioye and Ms. Bawcom do not participate in the Cash Balance Plan.

Retirement Savings Plan. Our Retirement Savings Plan is a tax-qualified 401(k) savings plan that offers U.S., salaried employees the opportunity to contribute up to 75% of their eligible compensation on either a before-tax or after-tax basis. The Company matches 100% of employee contributions up to the first 6% of eligible compensation contributed. Employee contributions are fully vested upon contribution. Company contributions are vested over three years of qualified employment with the Company. Because Mr. Kokke, Ms. Adefioye and Ms. Bawcom do not participate in the Cash Balance Plan, they each receive an additional Company contribution of 3% of eligible compensation contributed to their respective Retirement Savings Plan accounts.

Supplemental Executive Retirement Plan. Certain of our U.S.-based eligible employees, including all the named executive officers, are entitled to participate in our Supplemental Executive Retirement Plan (“SERP”). The purpose of this nonqualified, unfunded plan is to (a) permit certain key executives to defer receipt of a portion of current compensation, including short- and long-term incentive payments, until a later year, (b) provide participants and their beneficiaries with the amount of retirement income that is not provided under the Cash Balance Plan or the Retirement Savings Plan by reason of statutory limits on eligible compensation under tax-qualified plans and (c) preserve the opportunity for executives to continue to defer compensation that was deferred under previously maintained plans.

To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the U.S. Internal Revenue Code, additional benefits may be provided through our nonqualified SERP via a Cash Balance Make-up Account to which we contribute the amounts that we would have contributed to the Cash Balance Plan absent those statutory limitations. Mr. Zallie and Mr. Gray participate in Cash Balance Make-up Accounts. Mr. Kokke, Ms. Adefioye and Ms. Bawcom do not participate in these accounts.

Participants are entitled to participate in Annual Deferral Accounts and Savings Plan Make-up Accounts under the nonqualified SERP. To the extent that benefits are limited under the Retirement Savings Plan due to statutory limits on compensation and deferral under tax-qualified plans, participants are permitted to defer compensation through the SERP. In addition, we make matching contributions on voluntary contributions to the Savings Plan Make-up Accounts in the amount that we would have contributed to the Retirement Savings Plan absent those statutory limitations. A participant is vested in his or her Savings Plan Make-up Account to the extent that he or she is vested in the Retirement Savings Plan matching contributions. SERP participants are general, unsecured creditors of the Company.

Retiree Health Care Spending Accounts. A RHCSA account will be provided to Mr. Zallie provided his employment with the Company is terminated by retirement at or after age 55 with ten years of service. The RHCSA accounts provide assistance in purchasing pre-age 65 retiree medical and dental coverage from the

Company and to reimburse for a Medicare supplement policy for coverage at age 65 or older. At termination, qualified employees have access to a RHCSA account for themselves and a RHCSA account in an equal amount for their then qualified dependents. The balances in these accounts may be used by the pre-age 65 retiree and dependents to purchase from the Company, at the Company’s full cost, the medical and dental benefits provided by the Company to active employees.

The balances in these notional accounts are forfeited if the employee terminates employment prior to age 55 and ten years of service at the time of termination. The accounts otherwise terminate on the death of the employee for the employee’s RHCSA and upon the death of the qualified dependent in the case of his or her RHCSA.

Perquisites and Other Personal Benefits. We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and appropriate because they help make our compensation packages competitive and better enable the Company to attract and retain executives for key positions and are not excessive.

During 2019, we provided each named executive officer with an annual car allowance of $15,000 except for (i) Mr. Zallie, who was provided with a Company automobile, (ii) Mr. Kokke, who switched from a car allowance to a Company provided automobile on October 4, 2019, and, accordingly, received $11,875, and (iii) Ms. Bawcom, who received a prorated annual car allowance of $10,625 based upon her start date with the Company. For those receiving a Company automobile, we lease and pay all the costs of operating these automobiles, including insurance for the U.S.-resident named executive officers. Each of the named executive officers is subject to income tax on the imputed income resulting from his or her benefit, but the named executive officers are responsible for any imputed taxes. Each of the U.S.-based named executive officers also receives financial planning and tax preparation services, the value of which constitutes taxable income to the recipient, which is also the recipient’s responsibility.

The values of these perquisites are included in the Fiscal 2019 Summary Compensation Table in the column headed “All Other Compensation.”

Change in Control Agreements. We have a severance agreement with each of our currently employed named executive officers that requires us or a successor company to make certain payments and provide certain benefits if the named executive officer’s employment is terminated by us or the successor company other than because of death, “Disability” or “Cause,” or is terminated by the named executive officer for “Good Reason,” in each case, within two years after a change in control of the Company. Disability, Cause and Good Reason are defined in these severance agreements. These agreements are intended to encourage retention in the face of an actual or rumored change in control. In addition, these agreements are intended to align executives’ and stockholders’ interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the named executive officers’ own employment. Because these agreements are provided to satisfy different objectives than our regular compensation program, decisions made under this program do not affect our regular compensation program.

The terms of these agreements are similar to those provided by other companies, and we provide them in part because we believe we need to do so to provide a competitive compensation package. Information regarding potential payments under these agreements for the named executive officers is provided under the heading “Estimated Potential Payments upon Change in Control” on page 56.

Executive Stock Ownership Requirements

We maintain stock ownership requirements for our named executive officers. The ownership requirements are six times his current annual base salary for our Chief Executive Officer and three times their annual base salaries for each of the other named executive officers. We count direct and indirect ownership of our common stock, including restricted stock, restricted stock units and phantom stock units, but do not include stock options or unvested performance shares in determining whether the ownership requirements are satisfied. Named executive officers are expected to attain their ownership targets within five years from the time the targets become applicable. Named executive officers are not permitted to sell shares of common stock other than to fund the payment of the exercise price of stock options or to fund the payment of taxes upon the exercise of stock options or vesting of performance shares, restricted stock units or shares of restricted stock at any time when they have not attained their ownership targets. In 2019, the Compensation Committee exercised its discretion to permit Ms. Adefioye to make a one-time sale of certain shares which she owned prior to becoming an executive officer of the Company. As of December 31, 2019, all of our named executive officers either exceeded their stock ownership targets or were within the five-year compliance window in which to meet those ownership targets.

Other Items

Timing of Stock Option Grants

Our Compensation Committee reviews and approves management’s recommendations for option grants annually. This occurs during the first Compensation Committee meeting of the fiscal year. The Compensation Committee approves grants of stock options to named executive officers, other than the Chief Executive Officer, at the same time they are granted to all other eligible employees. The independent directors approve grants of stock options to the Chief Executive Officer. We do not time such grants in coordination with the Company’s possession or release of material, non-public or other information. Meetings of the Compensation Committee are generally scheduled at least a year in advance.

Compensation Recovery Policy

Effective January 1, 2014, the Board of Directors adopted a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event there is a restatement of incorrect financial results, the Compensation Committee in its discretion will seek reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. All forms of incentive compensation are subject to this policy. The Compensation Committee may look back over the three-year period prior to the restatement for the recoupment and may recoup compensation paid to both current and former executives. In addition, the policy provides the Compensation Committee the discretion to recoup amounts of excess incentive compensation paid to any executive officer in conjunction with any incorrect financial results (even if not resulting in a restatement), or misconduct on the part of the officer, constituting fraud, commission of a felony, material violation of any written agreement with or policies of the Company, or any other material breach of fiduciary duty injurious to the Company. In addition, our Chief Executive Officer and Chief Financial Officer are subject to any clawbacks that may be required under the Sarbanes-Oxley Act of 2002.

Anti-Hedging and Anti-Pledging Policies

The Company’s Insider Trading Compliance Policy includes, among other items, a provision that prohibits the Company’s directors and executive officers from (a) hedging the risk of ownership in the Company’s stock and incentive awards and (b) except in limited circumstances, pledging shares of the Company’s stock as collateral for a loan or other obligation. The anti-hedging and anti-pledging provisions of the Insider Trading Compliance Policy are consistent with, but supersede, a prior Anti-Hedging and Anti-Pledging policy which was adopted by the Company’s Board of Directors in February 2014. See page 58 for additional information.

Fiscal 2019 Summary Compensation Table

The following narrative, tables and footnotes describe the total compensation earned by our named executive officers for 2017, 2018, and 2019. The components of the total compensation reported in the Fiscal

2019 Summary Compensation Table are described below. For information on the role of each component within the total compensation package, refer to the description under “Compensation Discussion and Analysis” beginning on page 32.

Salary. This column represents the base salary earned during 2017, 2018, and 2019 and includes any amounts deferred under our Retirement Savings Plan and SERP.

Stock Awards. This column represents the aggregate grant date fair value of performance shares and restricted stock units granted in the current and prior years, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards in Fiscal 2019” table on page 49 and the “Outstanding Equity Awards at 2019 Fiscal Year-End” table on page 50. The assumptions used in determining the fair value of the awards are set forth in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for each respective year covered by the Fiscal 2019 Summary Compensation Table (notes 2 and 12 in the reports for 2017 and 2018 and notes 2 and 11 in the report for 2019). We caution that the actual amounts ultimately realized from the disclosed performance share awards and restricted stock units will likely vary from the disclosed amounts based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. The actual value the named executive officer receives will depend on the number of shares earned and the price of a share of our common stock when the shares vest. Because the accounting valuation for the performance share awards is calculated using a Monte Carlo simulation model, the target value utilized by the Compensation Committee to determine the number of performance shares to grant differs slightly from the valuation used for accounting purposes.

Option Awards. This column represents the grant date fair value of stock option awards granted in the current and prior years, computed in accordance with FASB ASC Topic 718. Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards in Fiscal 2019” table on page 49 and the “Outstanding Equity Awards at 2019 Fiscal Year-End” table on page 50. The assumptions used in determining the fair value of the awards are set forth in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for each respective year covered by the Fiscal 2019 Summary Compensation Table (notes 2 and 12 in the reports for 2017 and 2018 and notes 2 and 11 in the report for 2019). We caution that the actual amounts ultimately realized by the named executive officers from the disclosed option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. Because we consider vesting restrictions and forfeiture assumptions to determine the grant date fair value of stock option awards, the target value utilized by the Compensation Committee to determine the number of stock options to grant differs slightly from the valuation used for accounting purposes and disclosed in this column. Stock options granted in 2017, 2018, and 2019 vest in three equal installments on the first three anniversaries of their dates of grant.

Non-Equity Incentive Plan Compensation. This column represents cash awards earned under our Annual Incentive Plan, which is discussed in further detail beginning on page 37 under “Compensation Discussion and Analysis” beginning on page 32.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column represents the aggregate actuarial increase in the present value of benefits under all of our pension plans. The amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements.

All Other Compensation. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and are primarily comprised of retirement benefit contributions, allowances and company-provided automobiles.

Fiscal 2019 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
James P. Zallie	2019	$993,542	$4,092,070	$1,350,350	$1,350,566	$525,618	$162,188	$8,474,335
President and Chief Executive Officer (4)	2018	$950,000	$2,824,442	$1,800,335	$515,565	$—	$132,201	$6,222,548
	2017	$627,500	$849,167	$579,996	$510,300	$449,315	$101,569	$3,117,847

James D. Gray	2019	$611,000	$833,560	$275,072	$514,815	$30,090	$72,245	$2,336,782
Executive Vice President and Chief Financial Officer (5)	2018	$587,083	$676,234	$440,264	$184,080	$32,465	$77,102	$1,997,228
	2017	$430,833	$409,896	$280,004	$338,601	$24,137	$57,967	$1,541,438

Jorgen Kokke	2019	$577,948	$700,943	$231,316	$479,053	$4,181	$62,007	$2,055,488
Executive Vice President, Specialties and President North America (6)	2018	$555,738	$553,160	$360,234	$166,767	$9,542	$425,915	$2,065,498
	2017	$423,171	$322,111	$219,997	$330,765	$47,325	$338,979	$1,682,348

Elizabeth Adefioye	2019	$446,667	$954,625	$150,042	$318,533	$—	$56,088	$1,925,955
Senior Vice President and Chief Human Resources Officer (7)

Janet M. Bawcom	2019	$340,000	$725,012	$—	$225,668	$—	$14,622	$1,305,302
Senior Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer (8)

(1)

For the performance shares granted in 2019, assuming the highest level of performance conditions will be achieved, the maximum grant date value would be as follow: Mr. Zallie, $5,484,118; Mr. Gray, $1,117,121; Mr. Kokke, $939,330 and Ms. Adefioye, $609,305. Ms. Bawcom did not receive any performance shares in 2019.

(2)

For 2019 for Mr. Zallie and Mr. Gray, this consists of the actuarial increase in the value of the Company’s Cash Balance Plan and Cash Balance Make-up Account. For Mr. Kokke, the 2019 amount consists of the increase in the value of Mr. Kokke’s interest in the Ingredion Incorporated Third Country National Cash Balance Plan. Ms. Adefioye and Ms. Bawcom do not participate in a Cash Balance Plan.

(3)	The following table provides additional information on the amounts reported in the “All Other Compensation” column of the Fiscal 2019 Summary Compensation Table.

All Other Compensation Table

Named Executive Officer	Company Contributions to Qualified and Nonqualified Savings Plans	Above Market Interest	Perquisites	Other	Total All Other Compensation
J. P. Zallie	$90,546	$42,729	$20,412	$8,500	$162,188
J. D. Gray	$47,705	$2,540	$15,000	$7,000	$72,245
J. Kokke	$44,683	$1,599	$15,725	$—	$62,007
E. Adefioye	$35,171	$3,673	$17,244	$—	$56,088
J. M. Bawcom	$—	$2	$14,620	$—	$14,622

•

Company Contributions to Savings Plans: The Company makes matching contributions for compensation contributed by participants under our Retirement Savings Plan (with an additional 3% contribution for Mr. Kokke, Ms. Adefioye and Ms. Bawcom, as they do not participate in the Cash Balance Plan) and, if applicable, to Cash Balance Make-up Accounts and Savings Plan Make-up Accounts. The Company contributions for 2019 are set forth in the table above.

•	Above Market Interest: Actual earning in SERP in excess of the 120% applicable federal rate for 2019.
•

Perquisites: These amounts include the costs of providing a leased automobile or the use of a Company automobile or automobile allowance to each of our named executive officers, financial planning and tax preparation services.

•	Other: This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and such other benefits.

(4)

Mr. Zallie has served as President and Chief Executive Officer since January 1, 2018. He previously served as Executive Vice President, Global Specialties and President, Americas from January 1, 2016, to December 31, 2017.

(5)	Mr. Gray was elected Executive Vice President and Chief Financial Officer effective March 1, 2017.

(6)

Mr. Kokke has served as Executive Vice President, Global Specialties and President, North America since February 5, 2018. He previously served as Senior Vice President and President, Asia-Pacific and EMEA from January 1, 2016, to February 4, 2018. Mr. Kokke was previously employed by our Ingredion Singapore Pte. Ltd. subsidiary.

(7)

Ms. Adefioye has served as Senior Vice President and Chief Human Resources Officer since March 1, 2018. She previously served as Vice President, Human Resources, North America and Global Specialties from September 12, 2016, to February 28, 2018.

(8)	Ms. Bawcom has served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer since April 15, 2019.

Grants of Plan-Based Awards in Fiscal 2019

The following table contains information relating to grants to the named executive officers during 2019 of awards under our Annual Incentive Plan and performance shares, restricted stock units and stock options under our Stock Incentive Plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Stock Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. P. Zallie	2/8/2019		$648,375	$1,296,750	$2,593,500
	2/8/2019					14,698	29,396	58,792				$2,742,059
	2/8/2019								14,698			$1,350,011
	2/8/2019									96,316	$91.85	$1,350,350

J. D. Gray	2/8/2019		$244,800	$489,600	$979,200
	2/8/2019					2,994	5,988	11,976				$558,561
	2/8/2019								2,994			$274,999
	2/8/2019									19,620	$91.85	$275,072

J. Kokke	2/8/2019		$231,650	$463,300	$926,600
	2/8/2019					2,518	5,035	10,070				$469,665
	2/8/2019								2,518			$231,278
	2/8/2019									16,499	$91.85	$231,316

E. Adefioye	2/8/2019		$146,250	$292,500	$585,000
	2/8/2019					1,633	3,266	6,532				$304,652
	2/8/2019								1,633			$149,991
	2/8/2019									10,702	$91.85	$150,042
	2/16/2019	(5)							5,332			$499,982

J. M. Bawcom	4/15/2019		$111,551	$223,101	$446,203
	4/15/2019					0	0	0				$0
	4/15/2019	(6)							7,717			$725,012
	4/15/2019									0	$91.85	$0

(1)

These amounts reflect the terms of the awards under our Annual Incentive Plan. The actual amounts paid under the Annual Incentive Plan with respect to awards made in 2019 are included in amounts for 2019 in the column captioned “Non-Equity Incentive Plan Compensation” in the Fiscal 2019 Summary Compensation Table above.

(2)

These amounts reflect the terms of grants of performance shares under our Stock Incentive Plan. The grant date fair values of these shares are included in the column captioned “Stock Awards” in the Fiscal 2019 Summary Compensation Table above.

(3)	The exercise price for these options is the closing price of a share of our common stock on the date of grant.
(4)

This column shows the grant date fair value of stock awards and option awards under FASB ASC Topic 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated based on the grant date fair values estimated by us using the Black-Scholes option pricing model for financial reporting purposes, $14.02 for the grants on February 8, 2019. For additional information on the valuation assumptions, see notes 2 and 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. We caution that the actual amounts ultimately realized by the named executive officers from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. The options vest in three equal installments on the first, second and third anniversaries of the date of grant.

(5)	This amount reflects a one-time grant of restricted stock units to Ms. Adefioye made by the Compensation Committee, at the recommendation of the Chief Executive Officer, for exceptional performance.
(6)

This amount reflects a one-time grant of restricted stock units to Ms. Bawcom made by the Chief Executive Officer, under a delegation of authority from the Compensation Committee as described under “Proposal 1. Election of Directors—The Board and Committees—Compensation Committee” with respect to incentive plan grants used to recruit and retain new senior level talent for the Company, and for the forfeiture of compensation from a previous employer.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table contains information relating to stock options, restricted stock units and performance shares held by our named executive officers at December 31, 2019.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(11)
J. P. Zallie	27,500				$82.28	2/3/2025
	28,831				$99.96	2/2/2026
	16,695	8,348	(1)		$118.97	2/7/2027
	24,952	49,906	(2)		$139.80	1/1/2028	26,745	(4)	$2,485,936
		96,316	(3)		$91.85	2/8/2029				40,662	$3,779,533

J. D. Gray	7,710				$59.58	2/4/2024
	4,988				$82.28	2/3/2025
	4,807				$99.96	2/2/2026
	8,060	4,030	(1)		$118.97	2/7/2027
	6,117	12,235	(2)		$130.30	2/6/2028	6,841	(5)	$635,827
		19,620	(3)		$91.85	2/8/2029				8,943	$831,252

J. Kokke	2,500				$82.28	2/3/2025
	7,119				$99.96	2/2/2026
	6,332	3,167	(1)		$118.97	2/7/2027
	5,005	10,011	(2)		$130.30	2/6/2028	5,616	(6)	$521,996
		16,499	(3)		$91.85	2/8/2029				7,452	$692,663

E. Adefioye	2,532	1,267	(1)		$118.97	2/7/2027
	2,502	5,006	(2)		$130.30	2/6/2028	8,521	(7)	$791,982
		10,702	(3)		$91.85	2/8/2029				4,475	$415,951

J. M. Bawcom							7,840	(8)	$728,693

(1)	These options vested on February 7, 2020.
(2)

For Mr. Zallie, one half of these options vested on January 1, 2020, and the other half will vest on January 1, 2021. For the remaining named executive officers, one half of these options vested on February 6, 2020, and the other half will vest on February 6, 2021.

(3)	One third of these options vested on February 8, 2020, and the other two thirds will vest in equal annual installments on February 8, 2021 and February 8, 2022, respectively.
(4)

3,247 of these restricted stock units vested on February 7, 2020, 8,462 of these restricted stock units will vest on January 1, 2021 and 15,035 of these restricted stock units will vest on February 8, 2022. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(5)

1,567 of these restricted stock units vested on February 7, 2020, 2,211 of these restricted stock units will vest on February 6, 2021 and 3,063 of these restricted stock units will vest on February 8, 2022. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(6)

1,232 of these restricted stock units vested on February 7, 2020, 1,809 of these restricted stock units will vest on February 6, 2021 and 2,576 of these restricted stock units will vest on February 8, 2022. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(7)

492 of these restricted stock units vested on February 7, 2020, 1,818 of these restricted stock units vested on February 16, 2020, 904 of these restricted stock units will vest on February 6, 2021, 1,818 of these restricted stock units will vest on February 16, 2021, 1,670 of these restricted stock units will vest on February 8, 2022 and 1,818 of these restricted stock units will vest on February 16, 2022. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(8)

These restricted stock units will vest on April 15, 2022. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(9)	Value stated is the number of unvested restricted stock units multiplied by the closing price of a share of our common stock on December 31, 2019 ($92.95).
(10)	Reflects unearned performance shares in the 2018 and 2019 performance share awards (at the target performance level).
(11)

Value stated is the number of unearned performance shares in the 2018 and 2019 performance share awards (at the target performance level) multiplied by the closing price of a share of our common stock on December 31, 2019 ($92.95).

	2018 Performance Shares		2019 Performance Shares
Name	Target Number of Shares	Value	Target Number of Shares	Value
J. P. Zallie	11,266	$1,047,175	29,396	$2,732,358
J. D. Gray	2,955	$274,667	5,988	$556,585
J. Kokke	2,417	$224,660	5,035	$468,003
E. Adefioye	1,209	$112,377	3,266	$303,575
J. M. Bawcom	—	—	—	—

These performance shares will be earned over three-year performance periods ending December 31, 2020, and 2021, respectively.

Option Exercises and Stock Vested in Fiscal 2019

The following table contains information concerning the exercise of stock options by our named executive officers and vesting of performance shares and restricted stock units held by them during 2019.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J. P. Zallie	—	$—	3,570	$351,645
J. D. Gray	—	$—	595	$58,642
J. Kokke	—	$—	1,323	$130,304
E. Adefioye	—	$—	3,933	$325,403
J. M. Bawcom	—	$—	—	$—

(1)

Represents the number of stock options exercised in 2019. The value realized upon exercise is equal to the number of stock options exercised multiplied by the difference between the closing price of a share of our common stock on the date of exercise and the exercise price.

(2)

Represents the number of performance shares and restricted stock units that vested in 2019. The number of shares acquired as a result of the vesting of restricted stock units includes the restricted stock units credited as dividend equivalents on each dividend payable date. The value realized upon vesting is computed by multiplying the number of performance shares by the stock price on the date of payment (September 12, 2019, for Ms. Adefioye and February 8, 2019, for all other named executive officers) with respect to the performance shares and by multiplying the number of restricted stock units by the stock price on the vesting date with respect to the restricted stock units.

The performance shares and restricted stock units vested and the value realized are set forth below.

	2016 Performance Shares(1)		Restricted Stock Units
Name	Number	Value	Number	Value
J. P. Zallie	—	$—	3,570	$351,645
J. D. Gray	—	$—	595	$58,642
J. Kokke	—	$—	1,323	$130,304
E. Adefioye	—	$—	3,933	$325,403
J. M. Bawcom	—	$—	—	$—

(1)	Relative TSR for the 2016 Performance Shares’ 3-year performance cycle was at the 31st percentile. Consequently, 0% of the target number of performance shares granted in February 2016 were earned.

Pension Benefits in Fiscal 2019

The following table states the actuarial present value of each named executive officer’s accumulated benefit under each of our pension plans.

Cash Balance Plan. Our Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S. salaried employees hired before January 1, 2015. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum, if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period.

Mr. Zallie participated in the National Starch LLC Pension Plan during his employment with National Starch. The National Starch LLC Pension Plan was frozen effective December 31, 2010, and Mr. Zallie ceased to accrue benefits under this plan. Mr. Zallie had 27 years of credited service under the plan at December 31, 2019.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan, which is the plan provided to third country nationals.

Nonqualified Cash Balance Make-up Accounts. To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the Internal Revenue Code, additional benefits may be provided by our nonqualified SERP through a Cash Balance Make-up Account. Mr. Zallie and Mr. Gray participate in Cash Balance Make-up Accounts. Mr. Kokke, Ms. Adefioye and Ms. Bawcom do not.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
J. P. Zallie	Cash Balance Plan	36	$246,857	—
	Nonqualified Cash Balance Make-up Account	36	$787,684	—
	National Starch LLC Pension Plan	27	$1,496,117	—
	National Starch Excess Pension Plan	27	$2,296,686	—
J. D. Gray	Cash Balance Plan	6	$56,881	—
	Nonqualified Cash Balance Make-up Account	6	$74,683	—
J. Kokke	Third Country National Cash Balance Plan	9	$123,366	—
E. Adefioye	None	—	—	—
J. M. Bawcom	None	—	—	—

(1)

The present value of the accumulated benefit reflects their current vested balances in the Cash Balance Plan, which will be distributed upon termination, regardless of the age of the participant at termination, and balances in their Cash Balance Make-up Accounts, which will be distributed in accordance with individual elections. For Mr. Zallie, the present value includes the accumulated benefits in the National Starch LLC Pension Plan and the National Starch Excess Pension Plan. See note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019, for a discussion of the assumptions used to determine the present value of accumulated benefits under our pension plans. For Mr. Kokke, the present values include the accumulated benefits in the Third Country National Cash Balance Plan. Ms. Adefioye and Ms. Bawcom do not participate in a pension arrangement.

Nonqualified Deferred Compensation in Fiscal 2019

The following table contains information concerning deferred compensation arrangements under our nonqualified SERP, excluding Cash Balance Make-up Accounts, which are reflected in the above “Pension Benefits” table. Under the SERP, named executive officers can defer up to 20% of their annual compensation and up to 100% of the awards earned by them under our Annual Incentive Plan and any earned performance shares.

Amounts deferred are, at the election of the named executive officer, deemed to be invested at the prime rate or in phantom units of our common stock, provided that, if deferred, earned performance shares must be deferred into phantom units of our common stock. Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. When dividends are paid on our common stock, deemed investments in common stock are credited with the amount of the dividends, which are deemed to be invested in additional phantom stock units at the fair market value of a share of our common stock on the dividend payment date. Phantom stock units are paid through the issuance of shares of common stock at the time of distribution equal to the number of phantom stock units owned at that time.

Our SERP is an unfunded plan and is not regulated or protected under the Employee Retirement Income Security Act of 1974 (“ERISA”). SERP participants are general, unsecured creditors of the Company. Our SERP is a combination of plans that mirrors plans being operated by our former parent company at the time we became an independent public company.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2019(1)	Company Contributions in 2019(2)	Aggregate Earnings in 2019(3)	Aggregate Withdrawals/ Distributions in 2019	Aggregate Balance at December 31, 2019(4)
J. P. Zallie	$237,741.92	$71,252.65	$95,372.11	$—	$1,974,619.53
J. D. Gray	$44,547.26	$29,374.80	$7,766.50	$—	$230,620.97
J. Kokke	$29,330.66	$40,376.56	$3,414.33	$—	$109,324.86
E. Adefioye	$36,296.38	$25,883.18	$8,111.09	$—	$189,957.07
J. M. Bawcom	$—	$1,855.38	$4.46	$—	$1,859.84

(1)

Employee contributions include any deferrals of annual compensation, including earned awards under the Annual Incentive Plan and any earned performance shares. These amounts are included in the named executive officers’ compensation under either “Salary,” “Bonus,” “Stock Awards” or “Non-Equity Incentive Plan Compensation” in the Fiscal 2019 Summary Compensation Table.

(2)

These amounts relate to the Company matching contributions for compensation contributed by participants under our SERP (with an additional 3% contribution for eligible earnings over the IRS qualified compensation limit for Mr. Kokke, Ms. Adefioye and Ms. Bawcom, as they do not participate in the Cash Balance Plan) and, if applicable, Cash Balance Make-up Accounts and Savings Plan Make-up Accounts. These amounts are also included in the named executive officers’ compensation under “All Other Compensation” in the Fiscal 2019 Summary Compensation Table.

(3)

Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. These amounts appear in the Fiscal 2019 Summary Compensation Table as “Nonqualified Deferred Compensation Earnings.”

(4)

These balances include income from prior years which was deferred by the named executive officers and earnings on the amounts previously deferred, as well as deferred 2019 income which is included as income in the Fiscal 2019 Summary Compensation Table as well as in this amount. With respect to Mr. Zallie, Mr. Gray, Mr. Kokke, Ms. Adefioye and Ms. Bawcom these amounts include $1,554,680, $157,004, $69,707, $62,179 and $0, respectively, that were reported as compensation to those named executive officers in the Company’s Summary Compensation Table in years prior to 2019.

Potential Payments upon Termination

The terms of our named executive officers’ severance are the same as the terms for other salaried employees except in the event of a change in control of the Company.

Potential Payments upon Termination or Change in Control

For terminations other than those relating to a change in control, the named executive officers are not entitled to receive any additional benefits that are not otherwise available to other salaried employees. These benefits, which are also available to other salaried employees, may include distributions under the Cash Balance Plan, Retirement Savings Plan, retiree medical benefits, disability benefits, accrued vacation pay and death severance benefits. However, termination of senior executive officers may result in severance payments in addition to the payments to which the named executive officer is otherwise entitled in exchange for confidentiality, non-compete, non-solicitation or other agreements. Persons who retire after age 55 with at least ten years of service, die or become disabled, in each case, after the first year of a three-year cycle with respect to performance shares issued under our Stock Incentive Plan will receive a prorated award for each such cycle payable after the end of the cycle when other participants receive their payments.

Executive Severance Agreements

We have a severance agreement with each of the named executive officers that requires us to make certain payments and provide certain benefits if the named executive officer’s employment is terminated by us other than because of death, “Disability” or “Cause” or is terminated by the named executive officer for “Good Reason” within two years after a change in control of the Company.

Under the severance agreements a change in control results from any of the following:

•

the acquisition by an individual, entity or group of persons of beneficial ownership of 20% or more of our common stock other than pursuant to most transactions in which we directly issue or purchase shares of our common stock,

•

a majority of our directors at the start of a two-year period, and persons whose nominations are approved by those directors, or directors approved by those directors not constituting a majority of our board at the end of the two-year period,

•

a merger or sale of substantially all of our assets except where owners of our shares own a majority of the voting shares of the surviving corporation or purchaser of the assets, and no person other than us or our benefits plans who owned 15% of our stock before the transaction owns 25% or more of the stock of the survivor or purchaser, and the directors who must be a majority under the preceding provision are a majority of the directors of the surviving corporation or purchaser, or

•	the consummation of a plan of our complete liquidation or dissolution.

For the purposes of the severance agreements:

•

We have “Cause” to terminate the named executive officer if the named executive officer (a) has willfully engaged in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the named executive officer at our expense or (2) is demonstrably and materially injurious to our financial condition or reputation, (b) has willfully violated the provisions of the confidentiality or non-competition agreement entered into between the Company or any of its subsidiaries and the named executive officer or (c) has committed a felony.

•

The named executive officer is said to have “Good Reason” to terminate his or her employment (and thereby become entitled to the benefits described below) if we reduce the named executive officer’s base salary, require the named executive officer to relocate more than 35 miles from his or her office location immediately prior to the change in control, reduce in any manner which the named executive officer reasonably considers important the named executive officer’s title, job authorities or responsibilities immediately prior to the change in control or take certain other actions as specified in the definition.

Each severance agreement requires, as a precondition to the receipt of payments, that the named executive officer sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. These agreements also include a prohibition on soliciting or recruiting any of our employees or consultants that would apply for one year following the named executive officer’s termination of employment and confidentiality provisions that would apply for an unlimited period of time following the named executive officer’s termination of employment. Mr. Zallie’s, Mr. Gray’s and Mr. Kokke’s agreements each include a three-year non-competition agreement in the event such named executive officer’s employment is terminated within two years after a change in control. Ms. Adefioye’s and Ms. Bawcom’s agreements each include a two-year non-competition agreement in the event such named executive officer’s employment is terminated within two years after a change in control. All named executive officers’ agreements include a one-year non-competition agreement in the event such named executive officer’s employment is terminated other than within two years after a change in control. The agreements provide for the payment of salary and vacation pay accrued through the termination date plus amounts under the Annual Incentive Plan based on the assumption that the target award level was achieved, prorated for the relevant year or portion thereof. In addition, Mr. Zallie, Mr. Gray and Mr. Kokke would receive, as a severance payment, a lump sum amount equal to three times the sum of his (a) highest base salary in effect during any consecutive 12-month period within the 36 months immediately preceding the date of termination and (b) his target Annual Incentive Plan payment for the year in which the termination occurs. Ms. Adefioye and Ms. Bawcom would receive two times the sum of her (a) highest base salary in effect during any consecutive 12-month period within the 24 months immediately preceding the date of termination and (b) her target Annual Incentive Plan payment for the year in which the termination occurs. We provide this level of severance because we believe it to be typical and necessary to provide a competitive benefit.

The agreements provide for certain continued insurance and other benefits for a period of 36 months for Mr. Zallie, Mr. Gray and Mr. Kokke and 24 months for Ms. Adefioye and Ms. Bawcom (although, if shorter, the Compensation Committee has the discretion to provide such continued insurance and other benefits only until the time when the named executive officer reaches age 65) and certain allowances for a period of three months, which include, based on current allowances, continued use of a leased automobile for three months.

These agreements also provide for accelerated vesting pursuant to our Stock Incentive Plan of the terminated officer’s then unvested restricted stock and restricted stock unit awards and other stock-based awards, including, but not limited to, performance share awards under our long-term incentive compensation program on a change in control.

For named executive officers who participate in our Cash Balance Plan (i.e., Mr. Zallie and Mr. Gray), these agreements also provide for the terminated officer to receive three additional years of service under our Cash Balance Plan and also under his nonqualified Cash Balance Make-up Account, provided, that if the named executive officer is at least 62 years old, he will receive a prorated amount of additional service credits based on the number of full months until he reaches age 65. The additional years of service credit will be calculated consistently with and be based on the named executive officer’s total target cash compensation. These agreements also provide for vesting of the named executive officer’s accounts under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts, if they are not already vested.

In addition, Mr. Zallie, Mr. Gray and Mr. Kokke will receive nonqualified plan credits equal to three times the sum of the employer matching contributions (and Ms. Adefioye and Ms. Bawcom will receive nonqualified plan credits equal to two times the sum of the employer matching contributions) made to the named executive officer’s accounts under the Company’s Retirement Savings Plan and, if applicable, the Savings Plan Make-up

Accounts for the most recent plan year that ended before the date of the change in control, or if higher, for the most recent plan year that ended after the date of the change in control (calculated on an annualized basis) as well as the continuation of vesting over the severance period, provided, that if the named executive officer is at least 62 years old (63 in the case of Ms. Adefioye and Ms. Bawcom), he or she will receive a prorated amount of additional service credits based on the number of full months until the named executive officer reaches age 65.

These agreements also provide for vesting of the named executive officer’s accounts under the Retirement Savings Plan and Savings Plan Make-up Accounts, if they are not already vested. The named executive officers will receive the cash value of his or her current RHCSA and related dependent account. These agreements also provide for vesting of the named executive officers’ current RHCSA and related dependent account, if they are not already vested.

We are obligated to provide a terminated officer with executive-level outplacement services for a period of one year from the date of his or her termination of employment. Such outplacement services are required to be provided through an outplacement firm that is mutually agreed upon by the parties.

To the extent the payments may not be paid from a qualified plan, such amounts will be paid from our general assets.

Each of the named executive officer’s agreements provide for a severance payment of one times the named executive officer’s base salary in effect on the date of his termination of employment in the event of termination of his employment other than within two years after a change in control of the Company.

Change in Control Provisions of the Stock Incentive Plan

The Stock Incentive Plan provides that, upon a change in control, all outstanding awards made under it will be surrendered to the Company in exchange for a cash payment except in the case of a merger or similar transaction in which the stockholders receive publicly traded common stock, in which event all outstanding options and stock appreciation rights immediately will become exercisable in full, all other awards immediately will vest, all performance periods will lapse, each performance period will be deemed satisfied at the target level and each option, stock appreciation right and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction. Beginning with grants made in 2016, such treatment will be afforded to grants to executive officers who are members of our Executive Leadership Team only in the event that the named executive officer terminates his or her employment for “Good Reason” or is terminated by the Company without “Cause” within two years of the change in control. These provisions are intended to permit our senior executives to focus on our success in the event of a change in control and to encourage them to remain in our employ in the event of a possible change in control. These provisions are similar to terms of other companies’ stock incentive plans and are included in part because we believe we need to do so to provide a competitive compensation package.

Estimated Potential Payments upon Change in Control

The table below shows the estimated amounts payable to each named executive officer upon a change in control and termination of the named executive officer’s employment for reasons other than for death, “Disability” or “Cause” by us or our successor, or by the named executive officer for “Good Reason,” within two years after a change in control in accordance with the terms of the severance agreements discussed above. The amounts assume such termination was effective as of December 31, 2019, and are estimates of the amounts that would be paid to the named executive officers upon their termination. Due to a number of factors that affect the nature and amount of any benefits, actual amounts paid or distributed to the named executive officers may be different from the amounts in the table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and each named executive officer’s age.

	J. P. Zallie	J. D. Gray	J. Kokke	E. Adefioye	J. M. Bawcom
Cash Severance	$6,882,750	$3,304,800	$3,127,275	$1,485,000	$1,584,000
Pro rata Bonus Payment(1)	$1,296,750	$489,600	$463,300	$292,500	$312,000
Early Vesting of Stock Options(2)	$105,948	$21,582	$18,149	$11,772	$0
Early Vesting of Restricted Stock Units(3)	$2,485,841	$635,827	$521,996	$791,982	$728,693
Early Vesting of Performance Shares(4)	$3,828,327	$841,983	$701,606	$421,321	$0
Retirement Benefit Payment(5)	$784,275	$114,780	$0	$0	$0
Defined Contribution Plan Payments(6)	$271,639	$143,112	$134,049	$105,514	$0
Health & Welfare Benefit Values	$44,746	$58,197	$60,005	$23,038	$15,434
Outplacement Services	$25,000	$25,000	$25,000	$25,000	$25,000
Personal Allowances(7)	$5,853	$3,750	$3,931	$4,311	$3,655
Post-Retirement Medical Coverage(8)	$—	$—	$—	$—	$—
Forfeiture Required by Greater Net After-Tax Provision	$—	$—	$—	$—	$—

Total	$15,731,129	$5,638,631	$5,055,311	$3,160,438	$2,668,758

(1)	Target award is shown because a guaranteed target payment is triggered by a change in control under the severance agreements.
(2)	Based on the closing price of a share of our common stock on December 31, 2019 ($92.95) minus the applicable exercise price.
(3)	The number of restricted stock units multiplied by $92.95 (the closing price of a share of our common stock on December 31, 2019).
(4)

Reflects the target number of performance shares for 2018 through 2020 and 2019 through 2021 performance periods multiplied by $94.15 (the highest price of a share of our common stock over the 90-day period immediately preceding the date of the assumed change in control, December 31, 2019).

(5)

Reflects the additional amounts earned under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts due to a change in control as well as the continuation of vesting over the severance period.

(6)

Reflects additional employer contributions to the defined contribution plans based on three times (two times for Ms. Adefioye and Ms. Bawcom) the sum of the Company’s Retirement Savings Plan and, if applicable, the Savings Plan Make-up Accounts for the most recent plan year that ended before the date of the change in control, or if higher, for the most recent plan year that ended after the date of the change in control (calculated on an annualized basis) as well as the continuation of vesting over the severance period, provided, that if the named executive officer is at least 62 years old (63 in the case of Ms. Adefioye and Ms. Bawcom), he or she will receive a prorated amount of additional service credits based on the number of full months until the named executive officer reaches age 65.

(7)	Reflects the Company cost related to three months of financial planning services and company car lease/allowance payments.
(8)

The RHCSA plan was eliminated for employees who did not meet one of the following sets of requirements as of December 31, 2014: (1) age 55 with at least 10 years of continuous service, or (2) age 45 with at least 15 years of continuous service. In addition, as of January 1, 2015, there are no additional spending credits; however, there continues to be interest applied to each account. All National Starch LLC Postretirement Welfare Plan participants that met the above requirements were transitioned to the RHCSA program on January 1, 2015. Officers were vested in their RHCSA accounts at age 55 with ten years of service. Mr. Zallie would vest in his account as a result of a change in control.

Risk Arising from Compensation Policies and Practices

We believe that risk associated with our incentive plans is low. All eligible employees participate in short-term incentive and long-term incentive plans with substantially similar terms. The metrics and goals for those plans are developed by management and are reviewed and approved by the Board of Directors. Management’s opinion is that our compensation policies and practices do not promote inappropriate risk taking and, therefore, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Hedging Related Policies for Employees, Officers and Directors

The use of financial instruments and derivative securities (including, without limitation, short sales, options, puts, calls, straddles, prepaid variable forward contracts, equity swaps, collars or exchange funds) by an employee (including, without limitation, executive officers) or director of the Company may result in the holder of such financial instrument or derivative security not being subject to the full risks and rewards of ownership of the Company’s stock. Through the use of use of financial instruments and derivative securities in hedging transactions, such individuals may have objectives or incentives that diverge from those of the Company’s other stockholders.

To address this concern, the Company’s Insider Trading Compliance Policy includes, among other provisions, a provision prohibiting the Company’s directors and executive officers from hedging the risk of ownership in the Company’s stock and incentive awards. In addition, the Company’s Insider Trading Compliance Policy strongly discourages employees who are not executive officers from entering into hedging transactions with respect to the Company’s stock.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules adopted thereunder, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of, Mr. Zallie, our Chief Executive Officer. To understand this disclosure, we believe it is important to give context to our operations. Our corporate headquarters are in Westchester, Illinois, and, as of March 1, 2020, we operate 16 U.S. manufacturing facilities in 14 states and have 27 manufacturing facilities in international locations. As a global organization, approximately 76% of our employees are located outside of the United States. We strive to create a global compensation program which is competitive in terms of both the position and the geographic location in which the employee is located. We use local compensation benchmark data to ensure that we maintain a competitive level of compensation for our employees. Accordingly, our pay structures vary among employees based on position and geographic location.

In accordance with Instruction 2 to Item 402(u) of Regulation S-K, we are using the same median employee identified in 2017 for our 2019 pay ratio disclosure because there has been no change in our employee population or employee compensation arrangements during the past fiscal year that we reasonably believe would significantly affect our pay ratio disclosure. Accordingly, for 2019, we compared Mr. Zallie’s 2019 total compensation to the 2019 total compensation for the median employee who was identified in 2017. The 2017 process for identifying our median employee involved analyzing the annual total compensation of all company employees, other than Mr. Zallie, as of December 31, 2017. Employee data was gathered from local payrolls and included all 2017 taxable wages as of December 31, 2017. As part of this process, we excluded some small employee populations. As permitted by SEC rules, we excluded all employees in four countries totaling 548 employees (approximately 4.9% of our total workforce of 11,013). Employees in the following countries were excluded: China (296), Indonesia (23), Peru (218) and Philippines (11). As a result, the 2017 analysis to find our median employee included 10,465 of our 11,013 employees.

For purposes of identifying our median employee, we converted the taxable wages of our non-U.S. employees to U.S. dollars using the 2017 average exchange rate. Employees were then ranked by taxable wages as of December 31, 2017, and the median employee was identified. In addition, because of the disparity in cost of living between the U.S. and the other countries in which 76% of the employee population is located, we calculated adjusted taxable wages, as permitted under SEC rules, to include a cost of living adjustment. Using World Bank data, we adjusted the taxable wages as of December 31, 2017, based on the cost of living in the employees’ countries of residence, and ranked employees again to identify a second median employee.

For the purposes of preparing this disclosure, we calculated the compensation of each such employee in accordance with Item 402(c)(2)(x) of Regulation S-K. This calculation is the same calculation used to determine total compensation for purposes of the Fiscal 2019 Summary Compensation Table with respect to each of the named executive officers.

The 2019 total compensation for Mr. Zallie, as reported in the Total column of the Fiscal 2019 Summary Compensation Table, was $8,474,335. For the median employee, whose compensation was not adjusted for cost of living, 2019 total compensation was $24,439, and the resulting ratio of Mr. Zallie’s total compensation to this median employee’s total compensation for 2019 was 347 to 1. For the median employee whose compensation was adjusted for cost of living, 2019 total compensation was $47,754, and the resulting ratio of Mr. Zallie’s total compensation to this median employee’s adjusted total compensation for 2019 was 177 to 1.

Compensation Committee Report

The Compensation Committee of the Board of Directors reports that it has reviewed and discussed with management the section of this proxy statement headed “Compensation Discussion and Analysis,” and, on the basis of that review and discussion, recommended that that section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee

R. L. Jordan, Chairman

B. A. Klein

J. A. Uribe

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members:

•	has ever been an officer or employee of the Company,

•

is or was a participant in a related person transaction in 2019 (See “Review and Approval of Transactions with Related Persons” beginning on page 61 for a description of our policy on related person transactions.) or

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers

In this Proposal 2, in accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. The Board of Directors has determined to seek such a vote annually until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

In the discussion under the heading “Compensation Discussion and Analysis” beginning on page 32, we discuss in detail how our compensation programs support our business and financial objectives, how they work, how they are administered under the direction of our Compensation Committee and how the committee’s decisions concerning the 2019 compensation of our named executive officers were directly tied to our performance.

At our 2019 annual meeting, 93.1% of the shares voted were cast in support of the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting. We ask that you again support the compensation of our named executive officers, as disclosed in this proxy statement for this annual meeting. Because your vote is advisory, it will not be binding on the board or the Company. However, the board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We have a long-standing tradition of delivering strong performance for our stockholders, customers and the communities in which we operate. Our executive compensation programs have played a material role in our ability to achieve strong financial results and attract and retain a highly experienced, successful team to manage the Company.

Our executive team has successfully managed the Company through the recent challenging economic conditions. We are poised to continue our long-standing tradition of excellence and delivering performance results for our stockholders, our customers and the communities in which we operate and to provide a diverse and engaged workforce.

We believe that our executive compensation programs are structured to effectively support our company and our business objectives in a manner that comports with market practices.

•

Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If the value we deliver to our stockholders declines, so does the compensation we deliver to our executives.

•	We maintain the highest level of corporate governance over our executive pay programs.

•

We closely monitor our compensation programs and the pay levels of executives of companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

The Board of Directors unanimously recommends that you vote FOR the following proposal:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosures in the proxy statement for the Company’s 2020 annual meeting of stockholders.

Equity Compensation Plan Information as of December 31, 2019

The following table provides information as of December 31, 2019, about the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,698,777	(1)	$84.36	(2)	2,833,185
Equity compensation plans not approved by security holders	12,573	(3)	N/A			(4)

Total	2,711,350		$84.36	(5)	2,833,185

(1)

This amount includes an aggregate of 96,996 shares of common stock representing outstanding performance share target awards that will vest only upon the successful completion of the relevant long-term incentive performance cycle and will be payable, if earned, by the Company in shares of common stock. The amount included in this column in respect of these performance awards assumes that all such performance awards vest 100 percent. This amount also includes 339,000 restricted stock units outstanding as of December 31, 2019. This amount does not include 1,776 shares of restricted stock outstanding as of December 31, 2019.

(2)	This price does not take into account the 96,996 performance share target awards and 339,000 restricted stock units referenced in footnote 1 because those awards have no exercise price.
(3)

This amount assumes that all 2,022 phantom stock units that the Company credited to the Deferred Compensation Plan for Outside Directors and all 10,552 phantom stock units in the SERP will be paid in the form of shares of common stock.

(4)

Does not include shares available for future issuance. The Deferred Compensation Plan for Outside Directors is a plan that was frozen in 2005 that allowed outside directors to defer, in the form of phantom stock units, all or part of their respective board retainers, and there will be no further issuances under that plan other than deemed dividends on outstanding phantom stock units. The SERP allows its participants to defer portions of their annual and long-term incentive compensation in the form of phantom stock units.

(5)

This price represents the weighted-average exercise price of outstanding options. It excludes the phantom stock units referenced in footnote 3 as well as the 96,996 performance share target awards and 339,000 restricted stock units referenced in footnote 1 because those awards have no exercise price.

Review and Approval of Transactions with Related Persons

The board has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

Policy

Related person transactions must be approved by the Audit Committee of the Board of Directors or if a related person involved is a member of the Board of Directors or a nominee to become a director then by all of the disinterested independent members of the board. In considering the transaction, the committee or independent directors will consider all relevant factors, including, as applicable:

•	the size of the transaction and the amount payable, directly or indirectly, to a related person,

•	the nature of the interest or involvement of the related person in the transaction,

•	whether the transaction creates an appearance of a conflict of interest or unfair dealing,

•	whether the rates or charges and other key terms involved in the transaction were determined by competitive bids,

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties, and

•	the impact of the transaction on the Company and its stockholders.

Procedures

•	The Chief Financial Officer will advise the Chairman of the Audit Committee of any related person transaction of which he or she becomes aware.

•

The Audit Committee will consider such related person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose. If approval or ratification of the related person transaction requires consideration by all of the disinterested and independent members of the Board of Directors, the related person transaction will be considered at the board’s next regularly scheduled meeting or, if the disinterested and independent directors deem it advisable, prior thereto at an interim meeting called for such purpose.

•

Except as set forth below, any related person transaction not approved in advance by the Audit Committee or a majority of the disinterested and independent directors will not be entered into by the Company unless the consummation of the transaction is expressly subject to ratification by the Audit Committee or a majority of the disinterested and independent directors. If the transaction is not so ratified, the Company will not consummate the transaction. It is the responsibility of management to notify the Chief Financial Officer of all potential related person transactions in advance, so as to allow appropriate review under the Company’s guidelines.

•

If the Company enters into a transaction that (i) the Company was not aware constituted a related person transaction at the time it was entered into but which it subsequently determines is a related person transaction prior to full performance thereof or (ii) did not constitute a related person transaction at the time such transaction was entered into but thereafter becomes a related person transaction prior to full performance thereof, then in either such case the related person transaction will be presented for ratification in the manner set forth above. If the related person transaction is not ratified, then the Company will take all reasonable actions to attempt to terminate its participation in the transaction. Reasonable steps will not be deemed to require that the Company act in breach of any contractual obligations or otherwise expose itself to legal liability.

•

The Chief Financial Officer will update the Audit Committee or the board, as applicable, on the status of any approved related person transaction not less than annually, or upon termination of or anticipated significant change in the related person transaction. Anticipated significant changes will be subject to the approval processes required for initial approval of a related person transaction.

Since January 1, 2019, there have been no such related person transactions.

2019 and 2018 Audit Firm Fee Summary

Following is a summary of professional services provided by the Company’s independent auditors, KPMG LLP, during the years ended December 31, 2019 and 2018, and the related fees:

	2019	2018
Audit Fees	$5,212,000	$5,170,000
Total Audit-Related Fees	$84,000	$87,500
Total Tax Fees	$—	$61,200
All Other Fees	$—	$—

Total	$5,296,000	$5,318,700

Audit Fees

The audit fees include work related to the annual consolidated financial statements and internal control over financial reporting, completion of limited reviews of quarterly financial information and foreign statutory audits.

Audit-Related Fees

The audit-related fees include benefit plan audits, review of government filings, attestation and compliance reports.

Tax Fees

The tax fees primarily relate to tax compliance and consultation in the various countries in which the Company operates.

All audit, audit-related and tax services performed by KPMG are approved by the Audit Committee in advance of the engagement. The Audit Committee has considered and determined the compatibility of the audit-related and tax services provided by KPMG with auditor independence. In addition, all non-audit related KPMG fees are approved by the Audit Committee in advance of the engagement.

Audit Committee Report

The Audit Committee of the Board of Directors reports that it has: (i) reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2019; (ii) discussed with KPMG LLP, the independent registered public accounting firm serving as the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (iii) received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2019, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Audit Committee

V. J. Reich, Chairman

D. B. Fischer

P. Hanrahan

S. B. Tanda

Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm

In this Proposal 3, the Board of Directors is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, as the independent registered public accounting firm of the Company and its subsidiaries for the fiscal year ending December 31, 2020. KPMG also performs certain other audit-related and tax services for the Company. Although the Company is not required to seek stockholder approval of this appointment, the board currently believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that it would be in the Company’s and our stockholders’ best interests.

Representatives of KPMG are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Other Matters

We do not know of any other matters or items of business to be presented or acted upon at the annual meeting. If other proposals are properly presented, each of the persons named in the proxy is authorized to vote on them using his best judgment.

Other Information

Any stockholder who wishes to receive a separate copy of this proxy statement or our 2019 Annual Report to Stockholders can do so by contacting the Corporate Secretary of the Company, by telephone at 708-551-2600 or by mail at the Company’s principal executive office, the address of which is Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Alternatively, you can access our 2019 Annual Report to Stockholders, which includes our 2019 Annual Report on Form 10-K for the year ended December 31, 2019 and other financial information, on our investor relations website at: https://ir.ingredionincorporated.com/financial-information/annual-reports.

To the extent that this proxy statement is incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by SEC rules, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing. In addition, such section will not be deemed to be soliciting material for purposes of the solicitation of proxies in connection with the annual meeting.

Except as stated otherwise, all website addresses contained in this proxy statement are intended to be inactive, textual references only. The information on, or accessible through, any website (including the Company’s website) identified in this proxy statement or any accompanying materials is not a part of, and is not incorporated by reference into, this proxy statement.

Please submit your proxy or voting instructions on the Internet or by telephone as soon as possible, or if you received a paper copy of the proxy materials and want to submit your proxy or voting instructions by mail, please complete the accompanying proxy card and mail it in the enclosed, postage-paid envelope as soon as possible, or, if you have received a voting instruction form from a bank, broker or other holder of record, please submit your voting instructions by following the directions provided on that form.

By order of the Board of Directors,

Michael N. Levy
Assistant Secretary

April 8, 2020

Appendix A

Reconciliation of Adjusted Diluted Earnings Per Share to Diluted Earnings

Per Share Determined in Accordance with Generally Accepted Accounting Principles

A reconciliation of non-GAAP adjusted net income attributable to Ingredion and adjusted diluted earnings per share to net income attributable to Ingredion and diluted earnings per share (“EPS”) calculated in accordance with GAAP is provided in the table below.

	Year Ended December 31, 2019		Year Ended December 31, 2018
	(in millions)	EPS	(in millions)	EPS
Net income attributable to Ingredion	$413	$6.13	$443	$6.17
Add back:
Acquisition/integration costs, net of income tax benefit of $— and $1 million for the three months and year ended December 31, 2019, respectively(a)	2	0.03	—	—
Restructuring/impairment charges, net of income tax benefit of $4 million and $13 million for the three months and year ended December 31, 2019, respectively, and $3 million and $13 million for the three months and year ended December 31, 2018, respectively(b)	44	0.65	51	0.71
Other matters, net of income tax expense of $6 million and $8 million for the three months and year ended December 31, 2019, respectively(c)	(11)	(0.16)	3	0.04

Non-GAAP adjusted net income attributable to Ingredion	$448	$6.65	$497	$6.92

Net income, EPS and tax rates may not foot or recalculate due to rounding.

(a)	The 2019 period includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.
(b)

During the three months and year ended December 31, 2019, the Company recorded $16 million and $57 million of pre-tax restructuring/impairment charges, respectively. During the fourth quarter of 2019, we recorded $11 million of net restructuring related expenses as part of the Cost Smart cost of sales program and $5 million of employee-related and other costs, including professional services, associated with our Cost Smart SG&A program. During the year ended December 31, 2019, the Company recorded $57 million of pre-tax restructuring charges, including $29 million of net restructuring related expenses as part of the Cost Smart cost of sales program and $28 million of employee-related and other costs, including professional services, associated with our Cost Smart SG&A program.

During the three months and year ended December 31, 2018, we recorded $19 million and $64 million of pre-tax restructuring/impairment charges, respectively. During the fourth quarter of 2018, we recorded $18 million of restructuring expenses as part of the Cost Smart cost of sales, $2 million of restructuring charges as part of the Cost Smart SG&A, these charges were offset by $1 million reduction of expense from the prior year estimate of North America restructuring activities. During the year ended December 31, 2018, we recorded $64 million of pre-tax restructuring charges consisting of $49 million of restructuring expenses as part of the Cost Smart cost of sales program, $11 million of restructuring charges were recorded related to the Cost Smart SG&A program, and $4 million of restructuring charges related to other projects.

(c)

During the three months and year ended December 31, 2019, we recorded a $22 million pre-tax benefit for the favorable judgement received by Ingredion from the Federal Court of Appeals in Brazil related to certain indirect taxes collected in prior years. As a result of the decision, the Company expects to be entitled to credits against its Brazilian federal tax payments in 2020 and future years. The benefit recorded represents

A-1

the Company’s current estimate of the credits and interest due from the favorable decision in accordance with ASC 450, Contingencies. This benefit was offset by other adjusted charges during the period.

Net income and EPS may not foot or recalculate due to rounding.

A-2

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on May 19, 2020 (until 11:59 p.m. Eastern Time on May 15, 2020, to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/INGR2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on May 19, 2020 (until 11:59 p.m. Eastern Time on May 15, 2020, to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ingredion Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. (Your voting instructions must be received by 11:59 p.m. Eastern Time on May 15, 2020, to instruct the Retirement Savings Plan Trustee.) If you vote using the Internet or vote by phone, please do not mail your proxy. THANK YOU FOR VOTING INGREDION INCORPORATED 5 WESTBROOK CORPORATE CENTER WESTCHESTER, IL 60154 D11048-P37033-Z76631 INGREDION INCORPORATED THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3: 1. To elect 11 nominees nominated by the Company?s Board of Directors to serve as Directors for a term of one year. For Against Abstain For Abstain Against Nominees: 2. To approve, by advisory vote, the compensation of the Company’s “named executive officers.” ! ! ! ! ! ! 1a. Luis Aranguren-Trellez ! ! ! ! ! ! 3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. 1b. David B. Fischer ! ! ! 1c. Paul Hanrahan ! ! ! Note: To transact other business, if any, that is properly brought before the meeting or any adjournment or postponement thereof. 1d. Rhonda L. Jordan ! ! ! 1e. Gregory B. Kenny The shares represented by this proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees for election as a director and FOR Proposals 2 and 3. If any other matters properly come before the meeting, or any adjournment or adjournments thereof, each person named in this proxy/voting instruction will vote in his or her or its discretion. ! ! ! 1f. Barbara A. Klein ! ! ! 1g. Victoria J. Reich ! ! ! 1h. Stephan B. Tanda ! ! ! 1i. Jorge A. Uribe ! ! ! 1j. Dwayne A. Wilson ! ! ! ! For address changes and/or comments, please check this box and write them on the back where indicated. 1k. James P. Zallie ! ! Please indicate if you plan to attend this meeting. Yes No Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each stockholder should sign. Executors, administrators, trustees, etc., should indicate so when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on May 20, 2020:Our Notice and Proxy Statement and our Annual Report to Stockholders are available at www.proxyvote.com. FOLD AND DETACH HERE FOLD AND DETACH HERE D11049-P37033-Z76631 Annual Meeting of Stockholders—To Be Held Wednesday, May 20, 2020 THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of Ingredion Incorporated, acknowledges receipt of the Proxy Statement dated April 8, 2020, and except as described in the next paragraph, appoints James P. Zallie and Michael N. Levy, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf of the undersigned and in the undersigned’s name, to represent the undersigned at the Annual Meeting of Stockholders to be held virtually onWednesday, May 20, 2020, at 9:00 a.m., central time, at www.virtualshareholdermeeting.com/INGR2020, and at any adjournment(s) or postponement(s) of the meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if the undersigned were personally present, on all matters listed on the reverse side. With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held on behalf of the undersigned in the Ingredion Incorporated Retirement Savings Plans (collectively, the “Plan”), the undersigned directs Fidelity Management Trust Company, as Trustee of the Plan, to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee’s duties. If you wish to vote the Ingredion Incorporated shares allocated to your Plan account, you must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the Internet or telephone. The cut-off date for submitting voting instructions on the Internet or by telephone to the Trustee is 11:59 p.m. Eastern Time on May 15, 2020, and such instructions by mail must be received by 11:59 p.m. Eastern Time on May 15, 2020. If you do not return your signed Proxy Card/Voting Instruction Form or provide Internet or telephonic voting instructions on a timely basis for the shares allocated to your Plan account, those shares will not be voted. If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends. IF YOU WISH TO VOTE BY THE INTERNET, TELEPHONE OR MAIL, PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE. Ingredion Incorporated encourages you to take advantage of convenient ways to vote these shares for matters to be covered at the 2020 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined on the reverse side to cast your ballot. PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed and dated, on the reverse side.)